UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Smithfield Foods, Inc.

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SMITHFIELD FOODS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 21, 2011

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia, at 2:00 p.m. local time, on September 21, 2011, for the following purposes:

1. To elect as directors three nominees named in the attached proxy statement to serve a three-year term on the Company’s Board of Directors and one nominee named in the attached proxy statement to serve a two-year term on the Company’s Board of Directors;

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 29, 2012;

3. To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

4. To consider and act on an advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers;

5. To consider and act on a shareholder proposal regarding the declassification of the Board of Directors, if presented; and

6. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on July 15, 2011 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, please vote your proxy as soon as possible, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE SECRETARY

Smithfield, Virginia

August 12, 2011

i

SMITHFIELD FOODS, INC.

EXECUTIVE OFFICES

200 COMMERCE STREET

SMITHFIELD, VIRGINIA 23430

Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 21, 2011

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement and proxy card (the “Proxy Materials”) in connection with the solicitation by the Board of Directors of Smithfield Foods, Inc., a Virginia corporation (“Smithfield,” the “Company,” “we,” “us,” and “our”), of proxies to be voted at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”). The proxies also may be voted at any continuations, adjournments or postponements of the meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Annual Meeting. We are first sending the Proxy Materials to shareholders on or about August 12, 2011.

2. Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Proxy Materials over the Internet. Accordingly, we are sending a Shareholder Meeting Notice & Admission Ticket (the “Notice”) to our shareholders. All shareholders will have the ability to access the Proxy Materials on the website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found in the Notice. We encourage you to take advantage of the availability of the Proxy Materials on the Internet in order to help reduce the costs and environmental impact of the Annual Meeting.

3. When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on September 21, 2011 at 2:00 p.m., local time, at the Williamsburg Lodge, 310 South England Street, Williamsburg, Virginia. The meeting room will open at 1:30 p.m. and registration will begin at that time. Shareholders who are entitled to vote may attend the meeting, as well as our invited guests. Each shareholder is permitted to bring one guest.

4. What do I need to attend the Annual Meeting?

Shareholders of Record. If you are a Shareholder of Record and plan to attend the meeting, please bring the Notice and photo identification. Shareholders of Record who do not present Notices at the meeting will be admitted only upon verification of ownership at the admission counter.

Beneficial Owners. If you are a Beneficial Owner and plan to attend the meeting, you must present proof of your ownership of Smithfield shares as of July 15, 2011, such as a bank or brokerage account statement, and photo identification. If you wish to vote at the meeting, you must also bring a legal proxy.

The answer to Question 5 describes the terms “Shareholder of Record” and “Beneficial Owner.”

5. What is the difference between holding shares as a Shareholder of Record and as a Beneficial Owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “Shareholder of Record.” Smithfield sent the Notice directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “street name” and you are considered the “Beneficial Owner.” The Notice has been forwarded to you by your broker, bank or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares by using the voting instruction card included in the mailing. The answer to Question 15 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

6. What proposals are being presented for shareholder vote at the Annual Meeting?

There are four proposals from Smithfield to be considered and voted on at the meeting:

1. Proposal 1: To elect three directors named in this proxy statement to serve three-year terms and one director named in this proxy statement to serve a two-year term (see page 6);

2. Proposal 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 29, 2012 (see page 59);

3. Proposal 3: To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers (see page 60); and

4. Proposal 4: To consider and act on an advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers (see page 62).

In addition, there is one proposal from a shareholder:

5. Proposal 5: To consider and act on a shareholder proposal from the California Public Employees’ Retirement System (“CalPERS”) encouraging the Company to reorganize the Board of Directors into one class subject to election each year (see page 63).

7. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of directors named in this proxy statement, (2) “FOR” the ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 29, 2012, (3) “FOR” approval of the resolution regarding the approval of compensation paid to certain executive officers, (4) in favor of recommending a frequency of shareholder approval of the compensation paid to certain executive officers of every ONE YEAR and (5) “AGAINST” the shareholder proposal from CalPERS.

8. Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matter to be presented or acted upon at the meeting. If any matters not set forth in the meeting notice included in the Proxy Materials are properly brought before the meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

9. Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of our common stock as of the close of business on the record date, July 15, 2011. Each share of common stock is entitled to one vote and there is no cumulative voting. As of July 15, 2011, we had 165,013,221 shares of common stock outstanding. Both Virginia law and our Bylaws require our Board to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements of the meeting.

10. How many votes must be present to hold the Annual Meeting?

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting, or 82,506,611 shares, must be present in person or by proxy to hold the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

11. How many votes are needed to approve the proposals?

Proposal 1: The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. Abstentions and Broker Shares that are not voted are not considered cast for or against a director nominee and, therefore, will have no effect on the outcome. Three nominees would be appointed to a three-year term, and one nominee would be appointed to a two-year term. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors.

Proposal 2: The number of votes cast in favor of the ratification of the selection of Ernst & Young LLP as independent auditors must be greater than the votes cast against ratification. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

Proposal 3: The number of votes cast in favor of the resolution regarding the approval of compensation paid to certain executive officers must be greater than the votes cast against approval. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

Proposal 4: The frequency choice receiving the most shareholder votes will be deemed the choice of the shareholders. Abstentions and Broker Shares that are not voted are not considered to express any preference.

Proposal 5: The number of votes cast in favor of the shareholder proposal must be greater than the votes cast against the shareholder proposal. Abstentions and Broker Shares that are not voted are not considered cast for or against this proposal and, therefore, will have no effect on the outcome.

12. How do I vote?

By Internet or by Telephone: You may vote your proxy by the Internet or by telephone by following the instructions provided in the Notice. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on September 21, 2011. To vote by the Internet, go to http://www.envisionreports.com/SFD and follow the steps outlined on the secured website. To vote by telephone, call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is no charge to you for the call. Please follow the instructions provided by the recorded message. When voting by the Internet or telephone, please have your Notice handy because you will need the validation details that are located on the Notice in order to cast your vote.

By Mail: If you request printed copies of the Proxy Materials be sent to you by mail, you may vote by proxy card or voting instruction card. Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a Shareholder of Record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a Beneficial Owner, please also see Question 15 below.

In person at the Annual Meeting: All shareholders may vote in person at the Annual Meeting. If you are a Beneficial Owner, you must obtain a legal proxy from your broker, bank or other Shareholder of Record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

13. What can I do if I change my mind after I vote my shares?

If you are a Shareholder of Record, you can revoke your proxy before it is exercised by (1) voting again over the Internet or by telephone prior to 2:00 a.m., Eastern Time, on September 21, 2011, (2) timely sending written notice to our Secretary, (3) timely delivering a valid, later-dated proxy or (4) voting by ballot at the Annual Meeting.

If you are a Beneficial Owner, you may submit new voting instructions by contacting your bank, broker or other Shareholder of Record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Question 12.

14. What if I do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned but do not contain voting instructions will be voted (1) “FOR” the election of each of the director nominees named in this proxy statement, (2) “FOR” the ratification of Ernst & Young LLP as our independent auditors, (3) “FOR” approval of the resolution regarding the approval of compensation paid to certain executive officers, (4) in favor of recommending a frequency of shareholder approval of the compensation paid to certain executive officers of every ONE YEAR, (5) “AGAINST” the shareholder proposal from CalPERS and (6) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting. If you are a Beneficial Owner, see Question 15 below.

If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding sentence, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

15. Will my shares be voted if I do not provide my proxy or instruction form?

If you are a Shareholder of Record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you are a Beneficial Owner and hold shares through an account with a bank or broker, your shares may be voted if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of independent auditors is considered a routine matter. The election of directors, the advisory vote regarding the approval of compensation paid to certain executive officers, the advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers and the shareholder proposal are not considered routine. When a matter is not routine and the brokerage firm has not received voting instructions from the Beneficial Owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote.

16. What does it mean if I receive more than one Notice?

If you received multiple Notices, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Each Notice you receive should be voted by Internet, telephone or mail.

17. Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask Shareholders of Record who are brokerage firms, custodians and fiduciaries to forward proxy material to the Beneficial Owners of such shares and upon request we will reimburse such Shareholders of Record for the customary costs of forwarding the proxy material. We have retained Georgeson & Company Inc. to assist in the solicitation of proxies and anticipate that this will cost us $8,000 plus expenses.

18. May shareholders ask questions at the Annual Meeting?

Yes. The chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to two minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters that relate directly to the business of the meeting. Shareholders will not be able to make statements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of twelve directors, who are divided into three classes with staggered terms. Director Robert L. Burrus, Jr. will not stand for re-election at the Annual Meeting and will step down from the Board when his term ends immediately prior to the Annual Meeting. Simultaneously with Mr. Burrus’s departure from the Board, the size of the Board of Directors will be reduced by one to a total of eleven directors.

The terms of Richard T. Crowder, Margaret G. Lewis, David C. Nelson and Frank S. Royal, M.D. will expire at the time of the Annual Meeting. Following the recommendation of the Nominating and Governance Committee, the Board recommends the re-election of Ms. Lewis, Mr. Nelson and Dr. Royal to the Board of Directors for three-year terms and the re-election of Dr. Crowder to the Board of Directors for a two-year term.

All the nominees have indicated their willingness to serve if elected. If at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Directors are elected by a majority of the votes cast unless the election is contested, in which case directors are elected by a plurality of the votes cast. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. If shareholders do not re-elect a nominee who is serving as a director, Virginia law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws, if an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the Nominating and Governance Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the Nominating and Governance Committee or the Board relating to the resignation.

The information set forth below includes, with respect to each nominee for election as director and each director whose term of office does not expire this year, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company, and directorships held by each at other public companies during the past five years. In addition to the information presented below regarding each individual’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, our Board believes that each individual below has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Director Qualifications and Information	Director Since
Margaret G. Lewis (57)	2011

Ms. Lewis is President of HCA’s Capital Division, which includes facilities in northern, central and southwestern Virginia, New Hampshire, Indiana and Kentucky. She began her career with HCA in 1978 and held several positions in nursing management and quality management before becoming Chief Nursing Officer of HCA’s Richmond Division in 1997. Ms. Lewis became Chief Operating Officer of CJW Medical Center in 1998 and Chief Executive Officer in 2001. She is a registered nurse and a diplomat of the American College of Healthcare Executives.

Ms. Lewis brings extensive leadership experience and management skills to the Board. Further, Ms. Lewis’s variety of senior management roles provides expertise in executive decision-making and strategic planning.

David C. Nelson (52)	2008

Mr. Nelson has served as Global Strategist, Animal Protein, Grains and Oilseeds for the Food & Agribusiness Research Advisory group at Rabobank International since July 2010. Previously, he was a Portfolio Manager of Altima One World Agriculture Fund, an affiliate of Altima Partners, which is a European hedge fund manager, from 2008 until July 2010. Additionally, Mr. Nelson served as an analyst and Managing Director of Credit Suisse from 1997 to 2007 and as Assistant Director of Research and Managing Director of NatWest Markets from 1990 to 1997. Mr. Nelson has also served on a number of advisory boards, including to the U.S. Census of Agriculture, National Soybean Processors Association, National Pork Board and U.S. Feed Grains Council.

Mr. Nelson brings valuable insight to the Board as an agribusiness analyst in the animal protein and grains industry, as well as his expertise regarding the commodities markets. In addition, the Board values Mr. Nelson’s knowledge of Wall Street and the capital markets.

Frank S. Royal, M.D. (71)	2002

Dr. Royal has been a physician since 1969. He is a director of SunTrust Banks, Inc. and Dominion Resources, Inc. and within the past five years has also served as a director of HCA, Inc., Chesapeake Corporation and CSX Corporation.

Dr. Royal has significant experience and knowledge of the requirements, rules, issues and concerns that a public company faces. He has extensive public company board experience with significant leadership positions on the various boards that he has served, including service on the boards of several Fortune 500 companies. He currently serves on the Audit Committee and Governance and Nominating Committee of SunTrust Banks, Inc. and is the chairman of the Compensation, Governance and Nominating Committee at Dominion Resources, Inc.

NOMINEE FOR ELECTION TO TWO-YEAR TERM

Director Qualifications and Information	Director Since
Richard T. Crowder (72)	2011

Dr. Crowder has served as a Professor of International Trade at the College of Agriculture and Life Sciences at Virginia Polytechnic Institute and State University since 2008. From January 2006 until April 2007, he served as chief agriculture negotiator at the Office of the U.S. Trade Representative, responsible for directing all U.S. agricultural trade negotiations worldwide, including multilateral negotiations in the World Trade Organization, as well as regional and bilateral negotiations. He also served as a senior advisor to the U.S. Trade Representative from May 2007 until April 2008. Dr. Crowder is a director of Neogen Corporation.

Dr. Crowder has extensive knowledge of international trade, and in particular agricultural trade, which brings valuable insight to the Board on matters relevant to the Company and its industry. Dr. Crowder also has public company board experience and currently serves on the Governance Committee and Stock Option Committee of Neogen Corporation.

Recommendation

Our Board of Directors recommends that you vote “FOR” the election of Ms. Lewis, Mr. Nelson and Dr. Royal to three-year terms and Dr. Crowder to a two-year term.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Director Qualifications and Information	Director Since
Joseph W. Luter, III (72)	1975

Mr. Luter, III has served as Chairman of the Board since 1975. He previously served as Consultant to the Company from August 2006 to August 2010 and Chairman of the Board and Chief Executive Officer of the Company from 1975 to 2006.

Mr. Luter, III is uniquely qualified to serve as a member of the Company’s Board of Directors due to his unmatched operational and leadership experience with the Company and deep knowledge in the meat processing and hog production industry from his service as CEO of the Company for over thirty years during which time the Company transformed from a small regional company to a Fortune 250 company with significant international operations.

Mr. Luter, III is the father of Joseph W. Luter, IV, one of our executive officers.

Wendell H. Murphy, Sr. (72)	2000

Although now a private investor, Mr. Murphy previously was Chairman of the Board and Chief Executive Officer of Murphy Farms, Inc. of Rose Hill, North Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000. Mr. Murphy also served as director of the Company from 1991 to 1998.

Mr. Murphy’s qualifications to serve as director include decades of industry and leadership experience in the hog production industry as the founder of Murphy Family Farms which, at the time the Company bought it, was one of the largest hog production businesses in the country. Mr. Murphy, as a former member of the North Carolina legislature, also brings public affairs and state government experience to the Board. The Board further benefits from his entrepreneurial experience and spirit.

Director Qualifications and Information	Director Since
C. Larry Pope (56)	2006

Mr. Pope has served as President and Chief Executive Officer of the Company since 2006. He previously served as President and Chief Operating Officer of the Company from 2001 to 2006 and Vice President and Chief Financial Officer from 2000 to 2001.

Mr. Pope’s over thirty year career at the Company spans a variety of senior management roles and responsibilities which bring an in-depth knowledge of the Company and experience in operational, finance, accounting and risk management matters. Further, as the Company’s CEO, Mr. Pope has expertise in corporate strategy and organizational leadership.

Hon. Paul S. Trible, Jr. (64)	2007
Mr. Trible has served as President of Christopher Newport University since 1996. He served as U.S. Senator from 1983 to 1989 and as Member of U.S. House of Representatives from 1977 to 1983.

Mr. Trible has leadership experience as president of a public liberal arts university with an enrollment of 4,800 students for fifteen years and his service as U.S. Senator and U.S. Congressman. The Board also benefits from his public policy expertise and first hand knowledge of the workings of the state and federal government.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Director Qualifications and Information	Director Since
Hon. Carol T. Crawford (68)	2000

Ms. Crawford is an attorney and an international trade law consultant. She formerly served as Commissioner of the U.S. International Trade Commission from 1991 until 2000 and Assistant Attorney General of the United States from 1989 until 1990. She also served as Associate Director of the White House Office of Management and Budget from 1985 through 1989. She also serves on the Board of Trustees of Torray Fund, a publicly-held mutual fund.

Ms. Crawford has extensive public policy and governmental affairs experience, including her work on international trade matters. Further, Ms. Crawford’s background of governmental service and legal experience are helpful as the Company’s operations are subject to various governmental regulations.

John T. Schwieters (71)	2001

Mr. Schwieters is Senior Advisor of Perseus L.L.C., a merchant bank and private equity fund management company, since 2009, after serving as Vice Chairman from 2000 to 2009. From 1989 to 2000, Mr. Schwieters served as Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP. He is a director of Danaher Corporation and Choice Hotels International, Inc. and within the past five years has also served as a director of Union Street Acquisition Corp. and Manor Care, Inc.

Mr. Schwieters has extensive knowledge and experience in the areas of public accounting, tax accounting and finance, as he led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region. He also has extensive public company board experience having chaired the Audit Committees of several public companies, including current service as chair of the Audit Committees of Danaher Corporation and Choice Hotels International, Inc.

Director Qualifications and Information	Director Since
Melvin O. Wright (83)	2000

Although now a private investor, Mr. Wright formerly was an Advisor to PrimeCorp Finance, a Paris merchant bank until 2005, and prior to 1992, a senior executive and director of Dean Witter Reynolds (now Morgan Stanley).

Mr. Wright has in-depth experience in and knowledge of finance and investments as a senior executive and director of a large financial services company. His investment experience is particularly relevant and valuable as Chair of the Pension and Investment Committee. He is also one of our two “audit committee financial experts.”

DIRECTOR COMPENSATION

The following table includes information concerning compensation paid to or earned by the people listed in the table who served as directors during the fiscal year ended May 1, 2011.

Name	Fees earned or paid in cash (1)(2)($)	Stock awards (1)(2) ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)		Total ($)
Joseph W. Luter, III	355,375	335,625	—	—	(3)	372,871	(4)	1,063,871
Robert L. Burrus, Jr.	86,667	75,000	—	—	—	—		161,667
Hon. Carol T. Crawford	113,333	75,000	—	—	—	—		188,333
Richard T. Crowder	17,126	—	—	—	—	—		17,126
Margaret G. Lewis	17,126	—	—	—	—	—		17,126
Wendell H. Murphy, Sr.	90,667	75,000	—	—	—	—		165,667
David C. Nelson	90,667	75,000	—	—	—	—		165,667
C. Larry Pope	—	—	—	—	—	—		—
Frank S. Royal, M.D.	151,667	75,000	—	—	—	—		226,667
John T. Schwieters	144,000	75,000	—	—	—	—		219,000
Hon. Paul S. Trible, Jr.	111,000	75,000	—	—	—	—		186,000
Melvin O. Wright	139,000	75,000	—	—	—	—		214,000
Ray A. Goldberg(5)	90,333	—	—	—	—	—		90,333
Gaoning Ning(6)	69,540	75,000	—	—	—	—		144,540

(1)  Pursuant to the Company’s 2008 Incentive Compensation Plan (“2008 Plan”), each non-employee director is entitled to defer all or a part of his or her director fees and receive, in lieu thereof, deferred stock units entitling the director to receive shares of our common stock at a future date or dates. For those directors electing to receive all or a portion of such fees as deferred units, the number of deferred stock units received is equal to the amount of fees deferred divided by the market price of the common stock. Deferred fees, if any, are included in the “Fees earned or paid in cash” column. Included in the “Stock awards” column is the aggregate grant date fair value of the deferred stock units granted annually to each named director pursuant to the 2008 Plan, computed in accordance with FASB ASC Topic 718. Each director is fully vested in the deferred stock units received pursuant to fee deferrals or the annual grant.

(2)  The aggregate number of deferred stock units held by each current director as of July 15, 2011 was as follows: Mr. Luter, III—26,539; Mr. Burrus—34,408; Ms. Crawford—30,923; Dr. Crowder—0; Ms. Lewis—0; Mr. Murphy—33,166; Mr. Nelson—18,785; Dr. Royal—12,459; Mr. Schwieters—18,796; Mr. Trible—8,958; and Mr. Wright—21,962.

(3)  Following his termination of employment as Chief Executive Officer in August 2006, Mr. Luter, III began receiving his tax-qualified and non-tax qualified pension benefits. In fiscal 2011, there was an increase of $35,580 in the present value of his accumulated benefits under the Smithfield Foods Pension Plan, and a decrease of $9,324,498 in the present value of his accumulated benefits under the Supplemental Pension Plan.

(4)  Includes $333,333 in fees paid pursuant to a consulting agreement and $39,538 in perquisites. See “Related Party Transactions—Transactions—Joseph W. Luter, III” on page 52 for further discussion of the consulting agreement. The perquisites consist of a company-leased automobile (calculated using 100% of the lease cost, repairs, maintenance and fees of the automobile).

(5)  Dr. Goldberg served as a director until the 2010 Annual Meeting of Shareholders held on September 1, 2010. His director compensation includes $60,000 for service as Director Emeritus.

(6)  Mr. Ning resigned from the Board of Directors effective March 2, 2011.

Discussion of Director Compensation

The Nominating and Governance Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Nominating and Governance Committee and approved by the Board of Directors.

Non-employee directors are entitled to receive the following cash consideration for their services:

•	an annual retainer of $75,000,

•	an additional annual retainer of $25,000 for the lead director,

•	an additional annual retainer of $15,000 for the chair of the Audit Committee,

•	an additional annual retainer of $10,000 for the chair of any other committee, and

•	$2,000 for each Board or committee meeting attended.

In addition, each non-employee director receives an annual award of $75,000 in deferred stock units pursuant to the current award program under the 2008 Plan. For fiscal 2011, the number of deferred stock units for this annual award was determined based on the closing price of the Company’s common stock on the second trading day following the Company’s first quarter earnings announcement.

Non-employee directors are also entitled under the 2008 Plan to defer 25%, 50%, 75% or 100% of their directors fees and receive deferred stock units in lieu thereof. Each deferred stock unit entitles the director to receive one share of common stock at a time following the director’s termination of service, as specified in advance by the director. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date.

For the annual period beginning September 1, 2010, the Chairman of the Board will receive, in lieu of any other director compensation, an annual cash retainer of $500,000, payable in four quarterly installments. In addition, the Chairman will receive an annual award of deferred stock units valued at $500,000, awarded in four quarterly installments. The number of deferred stock units received quarterly will be equal to $125,000 divided by the closing price of our common stock as reported in the Wall Street Journal on the trading day prior to the date on which the quarterly payment is to be paid. Each deferred stock unit will entitle the Chairman to receive one share of common stock at a time following the Chairman’s termination of service as director, as specified in advance by the Chairman. In the event cash dividends are paid on our common stock, hypothetical cash dividends in the same amount will be credited to the director’s account and converted into stock units based on the market price of our common stock on the trading day before the dividend payment date. In setting the Chairman’s compensation, the Board considered Mr. Luter, III’s extensive experience in the industry generally and the Company’s business in particular as well as the important role he plays in long-term strategic planning and overseeing the implementation of such plans.

CORPORATE GOVERNANCE

The primary mission of our Board of Directors is to represent and protect the interests of our shareholders. The Board of Directors has undertaken a number of corporate governance initiatives in recent years, many of which are discussed below.

Constitution of the Board of Directors

Our Board of Directors currently consists of twelve directors. The Board of Directors has determined that eight of our current directors (Mses. Crawford and Lewis, Drs. Crowder and Royal and Messrs. Nelson, Schwieters, Trible and Wright) qualify as independent directors in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). In addition, the Board of Directors has determined that two out of the three members of the Audit Committee (John T. Schwieters and Melvin O. Wright) are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K.

Only two of the directors determined by the Board to be independent have any relationship with us other than as a director. The bases for the Board’s determination regarding the independence of these two directors are explained below:

•

In evaluating the independence of Mr. Nelson, the Board considered that in July 2010, Mr. Nelson was appointed as Global Strategist, Animal Protein, Grains and Oil Seeds for the Food and Agribusiness Research Advisory Group of Rabobank International. From July 2009 to June 2011, Rabobank Nederland, an affiliate of Rabobank International, served as syndication agent and a joint book runner and co-lead arranger and lender under the Company’s $1.0 billion asset based revolving credit facility (ABL Credit Facility) and as administrative agent and lender under the Company’s $200 million term loan (Rabobank Term Loan). Prior to July 2009, Rabobank Nederland served in similar capacities under certain of the Company’s previous credit facilities. In June 2011, the Company refinanced its ABL Credit Facility and Rabobank Nederland serves as administrative agent and a lead arranger and lender under the $925 million asset based revolving credit facility (“Inventory Revolver”). In addition, the Company put in place a $275 million Credit and Security Agreement for which Rabobank Nederland serves as administrative agent and sole lender. The Rabobank Term Loan was also refinanced at the same time and Rabobank Nederland continues to serve in the same capacity for the new loan. In determining that Mr. Nelson is independent, the Board considered favorably that the Rabobank entity with which Mr. Nelson is employed does not serve in any capacity with respect to the Company’s credit facilities, Mr. Nelson does not hold an equity interest in, nor is he serving as an executive officer of, any Rabobank entity, and the administrative fees and interest paid by the Company to Rabobank Nederland were $27.4 million or less in each of the past three years and represent only a small fraction of one percent of Rabobank’s revenues.

•

In evaluating the independence of Mr. Trible, the Board considered that the Smithfield-Luter Foundation, a charitable foundation affiliated and funded by us, is committed to making contributions annually through 2016 supporting educational programs and scholarships at Christopher Newport University, a tax exempt, public liberal arts university where Mr. Trible is currently employed as President. Frances Luter, the wife of one of our executive officers, Joseph W. Luter, IV, serves on the Board of Visitors of the university. In determining that Mr. Trible is independent, the Board favorably considered that the Foundation’s existing and planned annual contributions represent less than 2% of the university’s annual gross revenues and that Mrs. Luter abstains from any actions taken by the university’s Board of Visitors with respect to compensation or other employment terms or arrangements involving Mr. Trible.

Director Emeritus

In September 2010, the Board appointed Ray A. Goldberg to serve as Director Emeritus upon his retirement from the Board. As Director Emeritus, Dr. Goldberg may attend Board meetings and participate in discussion of matters that come before the Board, but he is not entitled to vote upon any such matters. For his service as Director Emeritus, Dr. Goldberg receives the same annual retainer and meeting fees as do the non-employee directors, but he does not receive any equity awards.

Committees of the Board of Directors and Meetings

The Board of Directors has five standing committees which met during fiscal 2011: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, the Pension and Investment Committee and the Sustainability, Community and Public Affairs Committee. Each of these committees is composed entirely of directors who have been determined by the Board of Directors to be independent under current NYSE standards, except for Mr. Murphy, who serves on our Sustainability, Community and Public Affairs Committee because of his expertise regarding the hog production industry and related public policy issues. Each committee operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees and the Board of Directors periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments and changes in the responsibilities of the committees. All committee charters are available for review on our website at http://investors.smithfieldfoods.com/documents.cfm. A copy of the committee charters may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. The Board of Directors has also established an Executive Committee which is authorized to exercise the powers of the Board of Directors between Board meetings but did not meet during the past fiscal year.

The table below provides an overview of the membership and responsibilities of all of the committees of the Board of Directors as well as the number of meetings held during fiscal 2011. In addition, the Board of Directors held nine meetings during fiscal 2011. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
AUDIT 10 meetings John T. Schwieters, Chair Frank S. Royal, M.D. Melvin O. Wright

Oversee the financial reporting process

—     Review financial statements and releases

—     Review significant management judgments affecting financial statements

—     Review quality of accounting principles employed

—     Review adequacy of internal and disclosure controls and procedures

Oversee independent auditors

—     Oversee performance and independence

—     Pre-approve non-audit services

—     Appoint independent auditors

Review scope, methodology and results of the audit of the independent auditors

Oversee the Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal controls

Oversee the internal audit department

Oversee compliance with laws and governmental regulations

—     Oversee administration of the Code of Business Conduct and Ethics

—     Review cases of misconduct

Review, approve and ratify related party transactions

Oversee risk assessment and risk management

NOMINATING AND GOVERNANCE 6 meetings Hon. Paul S. Trible, Jr., Chair Frank S. Royal, M.D. John T. Schwieters Melvin O. Wright

Guide selection of directors

—     Establish criteria for nominees

—     Review candidate qualifications

—     Recruit desired candidates

Recommend director nominees

Recommend committee membership

Review Governance Guidelines and recommend governance issues to be addressed

Review the Code of Business Conduct and Ethics

Evaluate director performance

Review committee structure and operations

Recommend ways to improve effectiveness of the Board of Directors

Recommend director compensation

Oversight of senior management succession process

Committee, Number of Meetings and Membership	Summary of the Functions of the Committee
COMPENSATION 4 meetings Frank S. Royal, M.D., Chair Hon. Carol T. Crawford David C. Nelson

Develop the Company’s philosophy on executive compensation

Establish compensation for the CEO based on its review and approval of corporate and personal goals and objectives and its evaluation of the CEO’s performance in light of those goals and objectives

Review and approve compensation for other executive officers and key personnel

Recommend compensation and benefit plans

Administer cash and equity-based incentive plans

PENSION AND INVESTMENT 6 meetings Melvin O. Wright, Chair Hon. Carol T. Crawford John T. Schwieters	Oversee the operation and funding of qualified and non-qualified retirement plans Exercise overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans

SUSTAINABILITY, COMMUNITY AND PUBLIC AFFAIRS 2 meetings Hon. Carol T. Crawford, Chair Wendell H. Murphy, Sr. David C. Nelson Hon. Paul S. Trible, Jr.

Oversee responsibilities relating to public policy issues

—     Monitor public policy and social trends affecting the Company

—     Monitor issues and practices relating to the Company’s social accountability

—     Review activities related to emergency preparedness and business continuity planning

—     Review the Company’s positions and strategies on public policy issues, including overseeing the political action committee

—     Review impact of business operations and practices on local communities

—     Evaluate the Company’s corporate citizenship programs and activities, including Company charitable contributions

EXECUTIVE 0 meetings Joseph W. Luter, III, Chair Robert L. Burrus, Jr. Wendell H. Murphy, Sr. C. Larry Pope	Exercise the powers of the Board of Directors between Board meetings to the extent permitted by law

Governance Guidelines

The Board of Directors has adopted a set of Governance Guidelines reflecting a commitment to maintaining high corporate governance standards. The Nominating and Governance Committee is responsible for reviewing periodically the Governance Guidelines and making recommendations on governance issues that should be addressed by the Board of Directors. The Governance Guidelines are available for review on our website at http://investors.smithfieldfoods.com/documents.cfm. A copy of the Governance Guidelines may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430. Among other matters, the Governance Guidelines address the following:

•	A majority of the directors shall be independent within the meaning of the listing standards of the NYSE.

•	The Board of Directors is responsible for providing the best example of our core values of integrity and ethical behavior.

•

The directors meet regularly in executive session without the Chief Executive Officer (or any other directors who are current or former officers of the Company) present. These meetings are chaired by the Lead Director.

•	Directors have access to our management at all times.

•

When a director no longer holds the principal position that he or she held when first elected to the Board of Directors, the Nominating and Governance Committee is to make a recommendation to the Board of Directors regarding the director’s continued service.

•	The Board of Directors conducts an annual review of its own performance.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code”) applicable to all of our employees, officers and directors. The purpose of the Code is to convey our policies and practices for conducting business in accordance with applicable law and the highest ethical standards. Any waiver of the Code for executive officers or directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline. A compliance committee chaired by our Chief Legal Officer administers the Code and requires all directors and executive officers to complete an annual certification relating to ethics and compliance with the law, the Code and other Company policies. The chair of the compliance committee reports periodically to the Audit Committee on the administration of the Code and is required to report promptly any violation of the Code by an executive officer or director to the Chair of the Audit Committee. The Code was adopted by the Board of Directors and is reviewed periodically by the Nominating and Governance Committee. The Code is available for review on our website at http://investors.smithfieldfoods.com/documents.cfm, and we will post any amendments to, or waivers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Succession Planning

Chief Executive Officer and Senior Management Succession.    One of the primary duties of the Board of Directors is to select and oversee our Chief Executive Officer and other senior managers. The Board of Directors must ensure that the Company has senior managers who have the required skills and leadership ability to carry out our long-term and short-term strategic plans. Additionally, advance planning for contingencies such as the departure, death or disability of a senior manager is necessary, so that, in the event of an untimely vacancy, the Company has in place an emergency succession plan to facilitate the transition to both interim and longer-term leadership.

The key elements of our senior management succession plan include:

•	oversight of the Chief Executive Officer and senior management succession process by the Nominating and Governance Committee;

•

periodic evaluations of the qualities and leadership skills that are required to carry out the Board of Director’s strategic plans, and the development of a desired profile for the Chief Executive Officer based on this evaluation;

•	periodic performance evaluations of the Chief Executive Officer and other senior managers by the Nominating and Governance Committee;

•	regular and open dialogues between the Board of Directors and the Chief Executive Officer regarding succession planning;

•	meetings by the Board of Directors with senior managers in order to identify potential internal candidates; and

•

when applicable, establishing estimated time frames for planned successions, and if the Board of Directors concludes that no internal candidate is ready as the time approaches, retaining an executive search firm to identify and evaluate external candidates.

Director Succession.    The Board of Directors also has the responsibility of planning for future board retirements, committee assignments and committee chair nominations. The Board of Directors must evaluate its current skills and experiences in order to identify potential shortfalls that may result from future vacancies, and consider future director recruitment.

The key elements of our director succession plan include:

•	oversight of the director succession planning process by the Nominating and Governance Committee;

•	regular evaluations of the qualities and skill sets that the Board of Directors needs to oversee management’s performance and the execution of the Company’s long-term and short-term strategic plans;

•	regular dialogues among the full Board of Directors and the non-management directors regarding director succession;

•	estimating the timing of expected director retirements, and considering the possibility of unexpected departures from the Board; and

•	if no candidates are identified that have the desired skill-set, the Board may consider retaining an outside search firm to assist in the identification and evaluation of potential candidates.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they are ineligible for re-election or have notified us that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by our shareholders. Shareholders desiring to submit recommendations for director candidates must follow the following procedures:

•

The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Committee for nomination for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Secretary of the Company not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

•

This recommendation must be in writing and must include the following initial information with respect to the candidate: (i) all information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC and (ii) a description of compensation and other monetary arrangements during the past three years and any other material relationships between the shareholder making the recommendation and each candidate.

•

In addition, the recommendation must include the following initial information with respect to the shareholder and any shareholder associated person: (i) name and address, (ii) number of shares beneficially owned, (iii) any derivative instrument or similar opportunity to profit from any increase or decrease in the share value of the Company, (iv) any arrangement pursuant to which the person has a right to vote any shares, (v) any short interest the person has, (vi) any rights to dividends that are separated from the underlying shares, (vii) any proportionate interest in shares held by a general or limited partnership in which the person is a general partner or beneficially owns an interest in a general partner, (viii) any performance-related fees the person is entitled to based on the value of shares or derivative instruments, and (ix) all information regarding the person that would be required to be disclosed in a proxy statement filed with the SEC.

•

If the recommendation is made prior to the record date, it must include a written agreement by the shareholder to supplement the information as of the record date. Additionally, the recommendation must include a representation that the shareholder is a holder of record, is entitled to vote at the meeting and intends to appear in person or by proxy and a representation as to whether the shareholder or shareholder associated person is or intends to be a part of a group that intends to deliver a proxy statement or otherwise solicit proxies.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the principles for Board composition expressed in the Governance Guidelines, which include the following objectives:

•	The Board should be composed of qualified, dedicated and highly regarded individuals who have experience relevant to our operations and who understand the complexities of our business environment.

•	The Board should endeavor to maintain a “balanced” membership, with representation of relevant areas of experience, types of expertise and backgrounds.

The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet, but rather, in identifying and evaluating candidates for nomination, the Committee considers, in addition to the objectives set out in the Governance Guidelines, whether the candidate (i) demonstrates high ethical standards and accountability, (ii) has demonstrated substantial achievement and leadership in business, government, academic or other relevant fields, (iii) is dedicated to exercising independent and informed business judgment, (iv) is prepared and able to participate fully in Board activities, including service on committees, and (v) is not engaged in any activity adverse to, and does not serve on the board of another company whose interests are adverse to, or in conflict with, our interests. As expressed in our Governance Guidelines, the Nominating and Governance Committee believes it is desirable that the Board maintain a “balanced” membership. Therefore, in evaluating director candidates, it is the practice of the Nominating and Governance Committee to consider, among other things, the diversity of viewpoints, experience and backgrounds of the candidates, including gender, race and ethnicity. However, the Nominating and Governance Committee has not formalized this practice into a specific policy. The Nominating and Governance Committee may also consider such factors as whether the candidate is independent within the meaning of the listing standards of the NYSE and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Director Retirement

It is the Board’s policy that no director may be nominated to stand for re-election to the Board if he or she would be 75 or older at the time of the election, with the following exception: the Nominating and Governance Committee has the authority to extend the retirement of an individual Director for a period of up to three years from the time this policy first applies to a director if the Committee, in its discretion, believes that such extension would best serve the interests of the Company. The Board’s retirement policy was first enacted in June 2010. In accordance with this policy, Mr. Burrus (age 76) is retiring as of the 2011 Annual Meeting of Shareholders and will not stand for re-election.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Chairman of the Board, Joseph W. Luter, III, retired as our Chief Executive Officer in 2006. At that time, he agreed to remain as non-executive Chairman of the Board. As a former CEO of the Company, Mr. Luter, III brings to the chairmanship extensive experience in the industry generally and the Company’s business in particular. We believe this background enhances the role of the Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of such plans. Our Board of Directors recently amended our Governance Guidelines to provide that when our Chairman of the Board is not independent, as is currently the case, a Lead Director shall be selected by the independent directors from among themselves or by a procedure of selection adopted by the independent directors. Dr. Royal has been selected by the independent directors to serve as Lead Director. The duties and responsibilities of the Lead Director include:

•	presiding at executive sessions of the non-management directors;

•	serving as a liaison between the non-management directors and the Chief Executive Officer;

•	serving as an independent point of contact for shareholders wishing to communicate with the independent or non-management directors; and

•	having the authority to call meetings of the non-management directors with advance notice of such meetings to be given to the Chairman of the Board.

We believe the Lead Director position provides balance to the Chairman of the Board and facilitates strong independent oversight of the Chief Executive Officer and the rest of our management team. For all the above reasons, we believe the current leadership structure of the Board is appropriate for our Company.

Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other senior management at regular Board meetings to discuss strategy and risks facing the Company. Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk. Our Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company. We believe that our Board’s leadership structure enhances its ability to engage in risk oversight because Mr. Luter, III’s understanding of the Company’s business and industry position him, as Chairman of the Board, to identify and raise key risks to the Board while at the same time Dr. Royal’s position as Lead Director fosters full and open communication between the independent directors and the Chief Executive Officer.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, corporate governance and succession planning for our directors and senior management. The Sustainability, Community and Public Affairs Committee reviews with management our policies and practices with respect to risk management in the area of sustainability. While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Interested Party Communications with the Board of Directors

Interested parties, including shareholders, may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Lead Director,” “Chair of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Executive Sessions of Non-Management Directors

The non-management members of the Board of Directors meet in executive session at least twice a year without management participation. These meetings are chaired by the Lead Director.

Attendance at Annual Meeting

It is our policy that directors should attend annual meetings of the shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the Annual Meeting. All directors attended the 2010 Annual Meeting of Shareholders except for Mr. Ning.

PRINCIPAL SHAREHOLDERS

The only persons known by us to beneficially own more than five percent of our common stock as of July 15, 2011, are as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)		PERCENT
Continental Grain Company and certain affiliated parties(2) 277 Park Avenue New York, NY 10172	13,074,034	(2)	7.9%

AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	12,022,021	(3)	7.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,699,801	(4)	5.9%

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. The information set forth in this table has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the schedules and forms referenced in the footnotes below.

(2)  On June 16, 2010, Continental Grain Company (“CGC”), Arlon Opportunities Master LP (“Arlon”) and Paul J. Fribourg, a former director of the Company, filed a Schedule 13D/A with the SEC. In the Schedule 13D/A, (i) CGC discloses that it shares voting and dispositive power over 12,801,352 shares, (ii) Arlon discloses that it shares voting and dispositive power over 278,100 shares, and (iii) Mr. Fribourg discloses he has sole voting and dispositive power over 272,682 shares. CGC may be deemed to share voting and investment power with respect to the shares owned directly by Arlon by virtue of being the managing member of the general partner of Arlon and directly and through one of its subsidiaries holding a majority interest in Arlon. Mr. Fribourg discloses that he may be deemed to share voting and dispositive power with respect to the 12,801,352 shares beneficially owned by CGC by virtue of being its Chairman, Chief Executive Officer and President. He may also be deemed to share voting and dispositive power with respect to the 272,682 shares beneficially owned by Arlon by virtue of being the Chairman, Chief Executive Officer and President of CGC, the managing member of the general partner of Arlon. Of the 272,682 shares that Mr. Fribourg has sole voting and dispositive power, 12,372 are deferred stock units as described in greater detail on page 12 herein. In addition, Mr. Fribourg discloses he is a co-trustee and in one case, a beneficiary, of various trusts established for the benefit of certain members of his family that collectively control a majority interest in CGC. Mr. Fribourg disclaims beneficial ownership over the shares beneficially owned by CGC and Arlon except to the extent of his pecuniary interest.

(3)  On July 11, 2011, AllianceBernstein L.P., a registered investment advisor (“Alliance Bernstein”), filed a Schedule 13G/A with the SEC disclosing that it has sole voting power over 9,788,499 shares and sole dispositive power over 12,022,021 shares. AllianceBernstein acquired the shares solely for investment purposes on behalf of client discretionary investment advisory accounts.

(4)  On February 8, 2011, BlackRock, Inc. filed a Schedule 13G with the SEC disclosing that it has sole voting and dispositive power over 9,699,801 shares.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of July 15, 2011, of shares of common stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 38 of this proxy statement, and (iii) all current directors and executive officers as a group:

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (NUMBER OF SHARES)(1)
NAME	DIRECT	OTHER		TOTAL		PERCENT OF CLASS
Robert L. Burrus, Jr.	10,000	34,408	(2)	44,408	(2)	*
Hon. Carol T. Crawford	500	44,873	(3)	45,373	(3)	*
Richard T. Crowder	750	—		750		*
Jerry H. Godwin	18,991	46,667	(4)	65,658	(4)	*
Margaret G. Lewis	—	—		—		*
Joseph W. Luter, III	432,200	277,489	(5)	709,689	(5)	*
Robert W. Manly, IV	152,843	38,667	(6)	191,510	(6)	*
Wendell H. Murphy, Sr.	—	37,166	(7)	37,166	(7)	*
David C. Nelson	—	18,785	(8)	18,785	(8)	*
C. Larry Pope	430,400	550,000	(9)	980,400	(9)	*
George H. Richter	—	111,667	(10)	111,667	(10)	*
Frank Spencer Royal, M.D.	1,000	12,459	(11)	13,459	(11)	*
John T. Schwieters	26,500	18,796	(12)	45,296	(12)	*
Joseph B. Sebring	40,750	18,333	(13)	59,083	(13)	*
Hon. Paul S. Trible, Jr.	500	8,958	(14)	9,458	(14)	*
Melvin O. Wright	27,000	23,462	(15)	50,462	(15)	*
*All current directors and executive officers as a group (19 persons)	1,303,162	1,827,015	(16)	3,130,177	(16)	1.9%

* Less than 1% of class

(1)  Pursuant to current regulations of the SEC, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he or she has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of our common stock listed under the “Direct” column are those which are owned and held by such person as outstanding shares and over which such person has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the SEC regulations, as described in the indicated footnotes.

(2)  Includes 34,408 shares held by the trustee of the 2008 Plan in Mr. Burrus’s deferred stock account over which Mr. Burrus has voting control.

(3)  Includes 4,400 shares owned in an IRA of Ms. Crawford’s husband, 8,800 shares held by Ms. Crawford’s husband and 750 shares held by Ms. Crawford as custodian for her grandchildren. Ms. Crawford disclaims beneficial ownership of these 13,950 shares. Also includes 30,923 shares held by the trustee of the 2008 Plan in Ms. Crawford’s deferred stock account over which Ms. Crawford has voting control.

(4)  Includes 46,667 shares that Mr. Godwin has the right to acquire pursuant to presently exercisable stock options.

(5)  Includes 950 shares held by Mr. Luter, III as custodian for his daughter under the Virginia Uniform Transfers to Minors Act. Also includes 250,000 shares held by a trust for the benefit of Mr. Luter, III’s daughter for which Mr. Luter, III is trustee. In addition, includes 26,539 shares held by the trustee of the 2008 Plan in Mr. Luter, III’s deferred stock account over which Mr. Luter, III has voting control.

(6)  Includes 38,667 shares that Mr. Manly has the right to acquire pursuant to presently exercisable stock options.

(7)  Includes 4,000 shares held by Mr. Murphy’s wife. Also includes 33,166 shares held by the trustee of the 2008 Plan in Mr. Murphy’s deferred stock account over which Mr. Murphy has voting control.

(8)  Includes 18,785 shares held by the trustee of the 2008 Plan in Mr. Nelson’s deferred stock account over which Mr. Nelson has voting control.

(9)  Includes 550,000 shares that Mr. Pope has the right to acquire pursuant to presently exercisable stock options or stock options which will be exercisable within sixty days.

(10)  Includes 111,667 shares that Mr. Richter has the right to acquire pursuant to presently exercisable stock options.

(11)  Includes 12,459 shares held by the trustee of the 2008 Plan in Dr. Royal’s deferred stock account over which Dr. Royal has voting control.

(12)  Includes 18,796 shares held by the trustee of the 2008 Plan in Mr. Schwieters’s deferred stock account over which Mr. Schwieters has voting control.

(13)  Includes 18,333 shares that Mr. Sebring has the right to acquire pursuant to presently exercisable stock options.

(14)  Includes 8,958 shares held by the trustee of the 2008 Plan in Mr. Trible’s deferred stock account over which Mr. Trible has voting control.

(15)  Includes 1,500 shares held by Mr. Wright’s wife as custodian for his grandchildren with respect to which Mr. Wright disclaims beneficial ownership. Also includes 21,962 shares held by the trustee of the 2008 Plan in Mr. Wright’s deferred stock account over which Mr. Wright has voting control.

(16)  Includes 975,333 shares subject to presently exercisable stock options or stock options which will be exercisable within sixty days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock have been complied with during the fiscal year ended May 1, 2011, except that Joseph W. Luter, III, David C. Nelson and Melvin O. Wright were each late in filing a Form 4 to report a routine transaction under the Company’s 2008 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to securities issuable, or available for issuance, under our equity compensation plans as of May 1, 2011.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,841,106	(1)	$22.36	(2)	9,864,802
Equity compensation plans not approved by security holders	0		N/A		0

Total	3,841,106	(1)	$22.36	(2)	9,864,802

(1)  In addition to options to purchase common stock, this amount includes 1,364,500 shares of common stock that may be issued upon the vesting of performance share units granted under the 2008 Plan, which represents the maximum number of shares of common stock that may be issued upon the vesting of these performance share units if all required performance goals are achieved.

(2)  Represents the weighted average exercise price of options to purchase 2,476,606 shares of common stock. This weighted average does not take into account shares of common stock that may be issued upon the vesting of performance share units described in footnote (1) above.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of our Board oversees our executive compensation program on behalf of the Board. In the performance of this function, the Compensation Committee met four times during fiscal 2011 and, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended May 1, 2011 and Smithfield’s proxy statement for its 2011 Annual Meeting of Shareholders, each of which has or will be filed with the Securities and Exchange Commission.

Compensation Committee

Frank S. Royal, M.D., Chair

Hon. Carol T. Crawford

David C. Nelson

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) is intended to provide investors with an understanding of the material elements of compensation paid to our executive officers as well as the considerations and objectives underlying our compensation policies and practices. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Compensation Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “Smithfield,” “we”, “our” and the “Company” refer to Smithfield Foods, Inc. When we refer to the “named executives” we are referring to our Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our three other most highly compensated executive officers.

Executive Summary

In operating our executive compensation program and establishing the terms of individual awards granted and ultimately earned or not earned under the program, we place a heavy emphasis on corporate and business unit financial performance. Our annual and equity-based long-term incentives are opportunities for compensation—they pay out when performance is strong and do not pay out when performance is disappointing. Consequently, a substantial majority of each named executive’s total potential compensation is variable and is earned only if performance objectives are achieved. Annual incentive awards (listed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below) are tied to corporate segment or business unit financial performance, depending on the executive’s primary responsibilities. Equity-based pay awards (both stock awards and option awards) represent opportunities for the executives to realize compensation over a period of several years, contingent on Company performance and/or the creation of shareholder value. Consistent with our emphasis on performance-based pay, base salaries for executives are normally changed infrequently. In fact, none of our named executives received an increase in base salary for fiscal 2011.

In fiscal 2009 and 2010, the global recession, changes in access to international markets, increased production of corn-based ethanol, and the extreme volatility in the corn, ethanol and hog commodity markets presented significant challenges for a major segment of the Company. Not surprisingly, this led to many examples of annual incentive opportunities and equity-based long-term incentive opportunities that did not pay out. As a result, management realized pay at levels far below the opportunities granted in fiscal 2009 and 2010. This result was appropriate given our pay-for-performance philosophy.

In fiscal 2011, the Company’s financial performance improved dramatically and the Company achieved record earnings. This performance led to larger than usual payouts under the executives’ annual incentive awards and the achievement of performance targets under certain of the executives’ long-term equity-based awards. As a result, management realized pay levels in fiscal 2011 well above the levels of the two prior years. This was the first time in three years that the corporate-level named executives received any payout under their annual cash incentive awards and the first time in five years that they received any payout at the higher tier, which again demonstrates our pay-for-performance philosophy.

The Company’s commitment to pay-for-performance is illustrated in the table below, which demonstrates the relationship for the last three years between total cash compensation for our CEO and the Company’s consolidated pre-tax profits.

Fiscal Year	CEO’s Total Cash Compensation					Consolidated Pre-Tax Profit (Loss)
	Salary	Annual Incentive	Pork Group Restructuring Incentive	Other	Total
2009	$1,100,000	$0	N/A	$0	$1,100,000	($382.2 million	)
2010	$1,100,000	$0	$1,500,000	$78,000	$2,678,000	($214.6 million	)
2011	$1,100,000	$13,015,880	N/A	$354,502	$14,470,382	$757.1 million

3-Year Average	$1,100,000	$4,338,627	$500,000	$144,167	$6,082,794

To further illustrate the operation of our pay-for-performance philosophy, we provide the following highlights of events and decisions that influenced the compensation earned by the named executives for fiscal 2011.

Selected Fiscal 2011 Financial and Operational Results

Smithfield’s business contains two major segments—hog production and pork processing—that are strategically related but are sometimes affected differently by the same economic circumstances. In fiscal 2011, the business units comprising our Pork Group achieved record profits and our Hog Production Group, which had incurred significant losses in fiscal 2009 and 2010, achieved positive pre-tax profits. These results contributed to the Company earning record pre-tax profits on a consolidated basis in fiscal 2011. Key financial and operational results included:

•

Total Shareholder Return—our share price increased from $18.74 on the last trading day of fiscal 2010 to $23.56 on the last day of fiscal 2011, an increase of almost 26%. This followed an increase in our share price of almost 118% in fiscal 2010, which we believe reflected in part the market’s anticipation of the improvement in our financial performance.

•

Pork Group Income Before Taxes—Pork Group pre-tax profit in fiscal 2011 was $711.0 million compared to $538.7 million in fiscal 2010, an increase of 32%. Contributing to the success of this segment was our Pork Group restructuring initiative which produced cost savings of over $125 million in fiscal 2011. This initiative, which began in fiscal 2009, has significantly improved operating efficiencies and increased plant utilization. The Company began realizing the full benefits of this initiative in fiscal 2011.

•

Hog Production Group Income Before Taxes—Hog Production Group pre-tax profit in fiscal 2011 was $11.3 million. This followed losses of $460.8 million and $521.2 million in fiscal 2010 and 2009, respectively. Going forward, we expect continued improvement in profitability of our Hog Production Group as we start realizing the benefits of our hog production cost savings initiative. This initiative, which began in fiscal 2010, includes a number of undertakings designed to improve operating efficiencies and productivity in this segment. By fiscal 2014, the benefits of this initiative should be fully realized and we currently estimate profitability improvement of approximately $2 per hundred weight.

•

Consolidated Income Before Taxes—The Company’s consolidated pre-tax profit for fiscal 2011 was $757.1 million compared to losses of $214.6 million and $382.2 million in fiscal 2010 and 2009, respectively.

Incentives Awarded Under the Pay-for-Performance Philosophy

Our executive compensation program is designed and operated to attract and retain top talent, to reward corporate financial and operational performance through annual incentives, and to align our executive’s financial interests with those of our shareholders through equity-based compensation awards. During the last three fiscal years, our pay-for-performance philosophy was evidenced through the following new (or continuing) programs:

Performance Awards Granted

Program	Performance Measured	Performance and Pay Results for Year (or To Date)
Cash Incentives

2011 Corporate Annual Cash Incentive Awards	Consolidated profit before tax	Incentives earned due to record pre-tax profits on a consolidated basis

2011 Pork Group Annual Cash Incentive Awards	Pork Group profit before tax	Incentives earned due to record pre-tax profits by the Pork Group

2010 Corporate Annual Cash Incentive Awards	Consolidated profit before tax	No payout because performance condition not met

2010 Pork Group Annual Cash Incentive Awards	Pork Group profit before tax	Paid out because performance condition met; amount reduced by Committee given consolidated losses

2010 Long Term Pork Group Incentive (President and COO, Pork Group)	Cumulative Pork Group profit before tax over a 32-month period	No incentive earned yet; final measurement date in April 2012

2010 Pork Group Restructuring Award (CEO)	Restructuring of Pork Group and achieving annualized cost savings	Paid out because performance conditions met

2010 Mid-year Cash Incentive Award (two executives)	Consolidated profit before tax	No payout because performance condition not met

2009 Corporate Annual Cash Incentive Awards	Consolidated profit before tax	No payout because performance condition not met

2009 Pork Group Annual Cash Incentive Awards	Profit before tax of Pork Group and/or individual pork business units, depending on executive’s responsibilities	Paid out because performance conditions met; amount reduced 50% by Committee given consolidated losses

Program	Performance Measured	Performance and Pay Results for Year (or To Date)
Stock Option Awards

2011 Stock Options (granted June 2010)	Increase in stock price—no value created unless stock price increases from date of grant	Granted with exercise price of $15.43, vesting ratably over three years. Has intrinsic value at fiscal year-end with Smithfield stock trading at $23.56

2010 Stock Options (granted July 2009)	Same as above	Granted with exercise price of $13.30, vesting ratably over three years. Has intrinsic value at fiscal year-end with Smithfield stock trading at $23.56

2006 – 2009 Stock Options	Same as above	Granted with exercise prices between $23.75 and $32.91. Cliff vesting on 5th anniversary. No intrinsic value at fiscal year end

Performance Share Unit Awards

2011 Performance Share Units—Corporate (granted June 2010)	Consolidated profit before tax—no shares earned unless CPBT reaches $100 million in fiscal 2011 or 2012	Performance condition met in fiscal 2011. Shares vest ratably over two years from date of grant

2011 Performance Share Units—Pork Group (granted June 2010)	No shares earned unless (1) Pork Group achieves specified levels of unit volume growth in fiscal 2011 and (2) consolidated profit before tax reaches $100 million in fiscal 2011	No shares earned as volume growth condition was not met, notwithstanding record Pork Group pre-tax profit. Awards have therefore expired without any payout

2010 Performance Share Units (granted July 2009)	Consolidated profit before tax—no shares earned unless CPBT reaches $100 million in any of fiscal 2010, 2011 or 2012	Performance condition met in fiscal 2011. Shares vest ratably over three years from date of grant

2010 Performance Share Units (granted December 2009 to two executives)	Maintenance of debt to total capitalization ratio and control of capital expenditures	No shares yet earned; final measurement date in December 2011

2009 Performance Share Units (granted August 2008)	Stock price—shares earned as stock reaches $26 and higher	No shares earned, as stock price has not reached $26. Awards will expire August 2013 if not earned by then

Committee’s Key Decisions Under the Pay-for-Performance Philosophy

Our executive compensation award process for executive officers relies on the good judgment of our Committee, both at the initial award of the incentive and at the time of payment. The Committee, in consultation with our CEO, applied the Company’s pay-for-performance philosophy through the following key decisions during fiscal 2011:

Key Decisions Made

Program	Nature of Decision
Annual Cash Incentive Program	All annual cash incentive awards in fiscal 2011 were based on pre-tax profit of the Company or selected operating segments or units. The minimum performance threshold for managers within the Pork Group was increased from $100 million to $300 million for fiscal 2011.

For fiscal 2012, the incentive formulas for the annual cash incentive awards of certain executives, including the CEO, were modified to reduce the award amount at higher levels of pre-tax profit, eliminate the thresholds and cap the total potential payouts at a lower level than was previously achievable.

Performance Share Unit Awards	Performance vesting on performance share unit awards for Pork Group executives was made subject to a unit volume growth condition as well as a minimum level of consolidated profit before taxes.

Stock Option Awards	Options were granted with shorter terms and phased, rather than cliff, vesting in a continuation of our fiscal 2010 practice.

Clawback Policy	Adopted a policy providing for the recovery of incentive compensation from executive officers to the extent based on performance during fiscal periods materially affected by a material restatement of financial results resulting from the officers’ fraud or willful misconduct.

Management Stock Purchase Plan	Implemented a program under which executives may defer beginning in fiscal 2012 a portion of their annual cash incentive awards and receive deferred shares of stock and a Company match in the form of deferred shares of stock. Program is designed to increase stock ownership by management and thus align their financial interests with those of our shareholders.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize short-term and long-term corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:

•

Paying for performance—A significant portion of our executives’ compensation should be subject to corporate, segment and/or business unit performance measures. Performance-based compensation can vary widely from year to year depending on our performance, which is impacted by, among other things, the volatile nature of our agricultural commodity-based industry and governmental food and energy policy. In recent years, average payouts of performance-based compensation (excluding equity awards) ranged from 0% to 90% of our executives’ total cash compensation. Because of our record earnings in fiscal 2011, performance-based cash compensation for that year constituted on average 78% of our named executives’ total cash compensation. Factoring in equity incentives as well, almost 70% of our named executives’ total compensation in fiscal 2011 was subject to the satisfaction of performance conditions.

•

Alignment with the interests of our shareholders—Equity-based awards can be an effective means of aligning an executive’s financial interests with those of our shareholders by providing value to the executive if the market price of our stock increases. In addition, many of our cash and equity incentive awards are tied to key financial performance measures that are expected to correlate with the creation of shareholder value.

•

Attracting and retaining top talent—The compensation of our executives must be competitive with the organizations with which we compete for talent so that we may attract and retain talented and experienced executives. Our executives have, on average, approximately 20 years of experience with Smithfield and its predecessors.

Each element of our compensation program is designed to further one or more of these principles. The structure of a particular executive’s compensation may vary depending on the scope and level of that executive’s responsibilities. For an executive with corporate-level responsibilities, performance-based cash compensation is generally based on Smithfield’s consolidated results of operations. For an executive responsible for the Pork Group or an individual business unit within that group, performance-based cash compensation is generally based on the operating results of the Pork Group thus encouraging coordination of efforts among the individual business units in order to maximize the financial performance of the entire Pork Group. Occasionally an executive responsible for an individual business unit may receive performance-based cash compensation based on the operating results or other performance measure of that unit, particularly if that unit operates more or less independently of other units.

Total compensation for our executive officers consists of the following components:

•	base salary,

•	annual cash incentive awards,

•	long-term equity incentive awards,

•	participation in retirement plans, and

•	limited personal benefits.

All of our executive officers are employed at-will, without employment agreements.

Determining Executive Compensation

The Committee is responsible for developing and administering the compensation program for executive officers and other key employees. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist the Committee with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

The CEO makes recommendations to the Committee regarding the salaries, cash incentive award arrangements, option grants and other forms of equity incentive awards, if any, for key employees, including all executive officers. For executive officers whose cash incentive awards are based partly on individual performance, the CEO’s evaluation of such performance is provided to and reviewed by the Committee. To assist the Committee in carrying out its responsibilities, the Committee utilizes independent compensation consultants. The Committee also annually reviews executive pay tallies for our executive officers detailing the amount of each element of total compensation and accumulated equity holdings. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Elements of our Compensation Program

Base Salary.    Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are reviewed annually to determine if they are equitably aligned within the Company and are at sufficient levels to attract and retain top talent. Consistent with our greater emphasis on performance-based pay, base salaries for executives are normally changed infrequently. Consistent with this policy, none of our named executives received an increase in base salary for fiscal 2011. In determining salaries for fiscal 2011, the Committee also considered the Company’s consolidated results for fiscal 2010 and the difficult economic conditions in which the Company was operating at that time.

Cash Incentive Awards.    We have provided performance-based annual cash incentive opportunities to our executives under our shareholder-approved incentive plans. These awards use performance criteria that seek to ensure a direct link between the executives’ performance and the amount of incentive compensation earned as well as encourage coordination of efforts among business units within the same operating segment. Awards have generally used a formula based on pre-tax, pre-incentive payment profits, either company-wide or for a particular operating segment depending on the executive’s scope of responsibility. Occasionally an executive responsible for an individual business unit may receive a cash incentive award based on the operating results or other performance measure of that unit, particularly if that unit operates more or less independent of other units.

At the beginning of each year, the Committee receives management’s recommendations on the performance criteria and cash incentive award formulas for the year. In evaluating these recommendations, the Committee considers the performance of the Company and the respective segments and business units in recent years. In fiscal 2011, the cash incentive award formulas for most executives, including all of the named executives, have minimum performance thresholds. In recognition of the significant growth in profitability of the Pork Group in recent years, the minimum performance level for managers in that group was increased from $100 million to $300 million in fiscal 2011.

Given the effect of the record profitability of the Company in fiscal 2011 on the size of the cash incentive payouts and a determination on the part of the Committee to rebalance the mix of cash and equity components of the executives’ compensation, the annual cash incentive awards for certain executive officers, including the CEO, were modified for fiscal 2012 to reduce the award amounts at higher levels of pre-tax profit, eliminate the thresholds and cap the total potential payouts. For example, the fiscal 2012 cash incentive award for Mr. Pope is equal to 1% of consolidated pre-tax profits subject to a cap of $8 million, compared to an actual award of $13 million in fiscal 2011.

For most executives, including our CEO, cash incentive awards for fiscal 2011 had a multi-tiered structure so as to reward higher levels of profitability with higher award percentages. These cash incentive award features were designed so that there would be a reasonable likelihood that an executive will receive some incentive compensation at the lower tier percentage but so that it would be difficult for an executive to earn incentive compensation at the higher tier. The Committee believes that the formulas established for these performance-based cash incentives were reasonable and provided strong motivation to management to maximize Company performance.

Because of the record profits on a consolidated basis and for the Pork Group in fiscal 2011, each of the corporate-level named executives and the named executives responsible for the Pork Group or business units within that group received payouts pursuant to the annual cash incentive awards at the higher tier in 2011. This was the first time in three years that the corporate-level named executives received any payouts under their annual cash incentive awards and the first time in five years that they received payouts at the higher tier.

The fiscal 2011 cash incentive award formulas for each of the named executives and the actual performance results achieved are described on page 42 of this proxy statement under the heading “Performance-Based Cash Incentives.” After the end of fiscal 2011 and receipt of the independent auditors’ report on the annual financial statement audit, the Committee evaluated our performance against the performance criteria used in the cash incentive awards and determined the amount of each executive’s incentive payment.

Additional Cash Awards.    We have sometimes paid additional cash awards to executive officers in amounts the Committee has determined appropriate to reward elements of performance that were not reflected in the annual cash incentive awards. In recognition of his efforts to date in implementing the Hog Production Group cost savings initiative, Mr. Godwin received a cash award of $1.5 million. In approving the cash award for Mr. Godwin, the Committee also considered the significant improvement in profitability of the hog production operations for which Mr. Godwin is responsible. In addition, the Committee awarded mid-year cash awards to all Company employees, including awards of $250,000 to each of the named executive officers, in recognition of the significant improvement in the Company’s financial results during the first half of fiscal 2011.

Equity Incentive Awards.    We provide long-term incentive compensation in the form of stock options and performance share units. These equity awards can serve as an effective motivational tool by aligning the executive’s economic interests with those of our shareholders. The ultimate value, if any, of stock options is dependent on increases in the market price of our common stock which encourages longer-term, more strategic decision-making. Performance share unit awards provide similar motivation for our executives and the performance conditions under such awards assure a close correlation between Company performance (measured principally by pre-tax profits) and the value realized by the executives. Because all of our stock option awards and most of our performance share unit awards are granted with time-based vesting, these programs also promote long-term tenure.

During fiscal 2010, the Committee engaged Towers Watson & Co., an independent consultant, to assist the Committee in evaluating the Company’s compensation practices. The consultant reviewed practices at ConAgra Foods, Inc., Campbell Soup Company, Dean Foods Company, H. J. Heinz Company, Hormel Foods Corporation, Kellogg Company, Sara Lee Corporation and Tyson Foods, Inc. The study showed that the total compensation packages for Smithfield’s executives placed significantly greater emphasis on annual cash incentive awards than on equity-based incentives relative to the peer group. In order to address these concerns, the Committee began awarding more significant equity incentives to the CEO and CFO as well as several other executives. Equity awards constitute a larger percentage of total compensation for corporate-level executives than for segment and business unit management in recognition of the corporate-level executives’ greater responsibility for overall results and indirectly the market price of our common stock.

Our CEO recommends to the Committee the recipients and sizes of stock option and performance share unit awards. In evaluating these recommendations and making its determinations, the Committee considers a number of factors, including:

•	whether the executive’s responsibilities involve company-wide strategic decision-making, and

•	the Committee’s subjective evaluation of the executive’s potential contribution to our future success.

But for the Company having achieved the prescribed level of consolidated pre-tax profits during the vesting period, none of the performance share unit awards granted in fiscal 2011 would have vested. The performance share unit awards for executives in the Pork Group were subject to an additional performance condition keyed to unit volume growth of the Pork Group’s packaged meats business. The Committee believes that the incentives created by this additional performance condition further aligned the Pork Group executives’ interests with the Company’s operational goals for this segment of our business. Because the volume growth condition was not met, none of the performance share unit awards for the Pork Group executives paid out and all such awards have expired, notwithstanding the record pre-tax profit results for the Pork Group.

The stock option and performance share unit awards are described in greater detail beginning on page 43 of this proxy statement.

Retirement Plans.    Our executive officers participate in the same retirement plans on the same terms as provided to most of our salaried employees. These plans consist of several company-funded pension plans and an employee-funded 401(k) savings plan (with employer match), all of which are tax-qualified, and a non-tax qualified supplemental pension plan. Under a tax-qualified plan, we are eligible for a tax deduction for our contributions for the year to which the contributions relate, while the benefits are taxable to the participant for the year in which they are ultimately received. Under a plan that is not tax-qualified, we are not eligible for a tax deduction until the year in which the benefits are paid to the participant.

Our retirement plans are intended to provide an appropriate level of replacement income upon retirement. All salaried employees participating in one of the qualified pension plans and earning more than $245,000 are eligible to participate in the non-tax qualified supplemental pension plan. The supplemental pension plan allows us to provide pension benefits comparable to those that would be available under the Smithfield Foods Salaried Pension Plan (one of the tax-qualified plans) if the federal income tax laws did not include limits on covered compensation and benefits. Therefore, the supplemental pension plan allows all participating salaried employees to receive a pension benefit that is approximately the same percentage of their earnings. The supplemental benefit plan uses the same benefit formulas as the Smithfield Foods Salaried Pension Plan and uses the same types of compensation to determine benefit amounts. We do not utilize a more favorable pension benefit formula for management than for other salaried employees. For more information about our pension plans, please refer to the Pension Benefits table and related discussion, which begins on page 46 of this proxy statement.

Participation in the 401(k) savings plan is voluntary. Therefore the amount of compensation deferred and the amount of our match varies among employees, including the executives. However, the same formulas are used to determine benefits for all participants in this plan. Furthermore, the plan does not involve any above-market returns, as returns depend on actual investment results.

Perquisites and Other Benefits.    We provide a limited number of perquisites, without tax gross-ups, to our executive officers. The Summary Compensation Table beginning on page 38 of this proxy statement contains an itemized disclosure of all perquisites to named executives, regardless of amount. We believe that these perquisites are reasonable and consistent with those paid to other executives in our industry. Providing these perquisites thus helps to keep our base compensation packages competitive. With regard to the personal use of corporate aircraft, the Committee has established an annual usage limitation of $75,000 for our CEO. Personal use of corporate aircraft by other employees, including other executive officers, is limited and must be approved by our CEO.

We also provide certain benefits to substantially all salaried employees that are not included as perquisites in the Summary Compensation Table for the named executives because they are broadly available. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

We have established a matching contribution program through the Smithfield-Luter Foundation, a charitable foundation affiliated and funded by us, pursuant to which the foundation will match the contributions by certain of our employees, including all of the executive officers, to qualified, tax-exempt non-profit organizations up to $2500 annually per employee. In addition, the Committee has authorized a match for charitable contributions made by our CEO up to $500,000 in the aggregate. We believe these charitable contributions are an important corporate activity which helps promote a charitable spirit in our employees and furthers our connection with the communities in which we do business.

Role of Compensation Consultants

The Committee has directly engaged and regularly consults with independent consultants for advice on executive compensation matters. The Committee’s primary consultant is Pay Governance, Inc. The Committee also utilizes Towers Watson & Co. from time to time. The consultants provide advice regarding the Company’s executive compensation strategy and programs, including the compensation of the CEO and other executive officers; general compensation program design; the impact of regulatory, tax and legislative changes on our compensation program; the compensation practices of competitors and executive compensation trends. From time to time the consultants are engaged to perform specific market comparisons of the Company’s executive compensation program, or aspects thereof, to those of comparable companies. The nature and results of recent comparisons are discussed elsewhere in this CD&A. Consistent with their roles as independent consultants to the Committee, the consultants provide no other services to the Company. The consultants may work directly with management on behalf of the Committee, but such work is always under the control and supervision of the Committee. The Committee regularly meets with the consultants in executive session without management.

Other Compensation Policies and Practices

Timing of Awards.    It is the Committee’s policy to grant stock options within a prescribed “window period” following our release of year-end financial results. This window period generally runs from the third until the 12th business day following the release. Exceptions to this policy may be made in connection with a new hire or a change in an existing officer’s title or duties or when the regular window period is closed.

Prohibition on Repricing.    Our 2008 Plan expressly prohibits any action that would (i) lower the exercise price of a stock option, whether by amendment, cancellation or otherwise, after the award is made or (ii) otherwise be treated as a repricing under generally accepted accounting principles without the prior approval of our shareholders. For purposes of NYSE listing standards, our 1998 Stock Incentive Plan (the “1998 Plan”) is deemed to prohibit such repricing practices as well. We are not allowed under the NYSE listing standards to make any change to the plans to permit these practices without shareholder approval.

Clawback Policy.    In fiscal 2011, the Board of Directors adopted a new policy addressing the potential recovery of incentive compensation in the event of a material restatement of the Company’s financial results. This policy applies to all of the Company’s executive officers, plus its principal accounting officer (“Senior Executives”). Under this policy, the Company may seek to recover incentive compensation previously awarded to a Senior Executive, to the extent that the incentive compensation was based on performance during fiscal periods materially affected by a material restatement of the Company’s financial results. The Board must first determine that the Senior Executive engaged in fraud or willful misconduct that caused or otherwise contributed to the need for the restatement. This policy does not limit the legal remedies the Company may seek against any employee for fraudulent or illegal conduct. The policy was not adopted in response to any particular concerns nor has the Company ever had to restate its financial results.

Management Stock Ownership Guidelines.    The Committee believes it is important for senior management to build and maintain a long-term ownership position in the Company, to further align their financial interests with those of our stockholders and thereby encourage the creation of long-term value. Therefore, in fiscal 2010, the Committee established stock ownership guidelines for all members of management at the level of vice president and above. Covered officers must meet these ownership guidelines by the later of January 1, 2015 or five years after the commencement of employment for a newly-hired officer. Under the guidelines, the target value of shares to be held has been established as a multiple of annual base salary, which varies by officer level, as set forth below:

President and CEO	4 times base salary

Pork Group President and Chief Operating Officer	3 times base salary

Executive Vice Presidents, Senior Vice Presidents and Vice Presidents	2 times base salary

Independent Operating Company Presidents	2 times base salary

In determining compliance with the ownership guidelines, we include shares held directly by the officer, shares held by immediate family members, restricted stock where the restrictions have lapsed, shares held in benefit plans including the Management Stock Purchase Plan discussed below and other types of beneficial ownership as approved by the Committee. Compliance with the ownership guidelines is measured as of the end of each fiscal year with the value being based on the average closing price of a share of stock for the previous year. An officer, who was previously in compliance with the ownership guidelines and ceases to be in compliance because of a decline in the value of the stock, will have one additional year to regain compliance. If an officer fails to attain the specified stock ownership level, the Committee may take appropriate actions, including adjustments to the incentive compensation payments to the officer.

Management Stock Purchase Plan.    To assist management in meeting our stock ownership guidelines, the Committee recommended and the Board of Directors approved a management stock purchase program under the 2008 Plan pursuant to which officers may voluntarily elect to defer up to 25% of the payouts under their annual cash incentive awards beginning in fiscal 2012 and receive deferred shares of stock and the Company will provide a 100% match of the officer’s deferral. Stock purchased with the Company’s match is subject to three-year cliff vesting and will be forfeited if the officer voluntarily terminates employment before vesting. Stock purchased with the officers’ deferrals generally may not be removed from the plan for at least three years. Interests in the plan consist of restricted stock units that are payable solely in stock.

Change in Control Severance Plan.    In fiscal 2011, the Board of Directors adopted the Smithfield Foods, Inc. Change in Control Executive Severance Plan (the “Severance Plan”). The Severance Plan provides the executives with certain cash payments and other benefits in the event their employment is terminated, or they resign for good reason, during a potential change in control or within two years following a change in control. The Board of Directors believes that the Severance Plan will help to retain qualified employees, and allow key management to focus on the Company’s business during periods of an actual or potential change in control by providing them with a level of economic security in the event of a termination of their employment. A more detailed description of the Severance Plan and the benefits payable under it upon a change in control is provided beginning on page 49 of this proxy statement.

Deductibility of Compensation.    For fiscal 2011, Section 162(m) of the tax code placed a limit of $1 million on the amount of compensation that we may deduct in one year with respect to our CEO and each of the next four most highly compensated executives. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. Our incentive plans and the awards made under them have been structured with the intention that the cash incentive payments and equity awards be qualified performance-based compensation not subject to Section 162(m). We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, such as our additional cash award program, we may authorize executive compensation arrangements that are not fully tax deductible but which promote other important objectives.

FISCAL 2011 EXECUTIVE COMPENSATION

The following table includes information concerning compensation paid to or earned by our “Named Executive Officers” listed in the table for the fiscal years ended May 1, 2011, May 2, 2010 and May 3, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards (2)($)		Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (4)($)	All Other Compen- sation (5)($)	Total ($)
C. Larry Pope	2011	1,100,000	250,000	3,514,000		655,000	13,015,880	1,492,642	200,727	20,228,249
President and CEO	2010	1,100,000	—	3,192,000		552,000	1,500,000	4,471,962	142,475	10,958,437
	2009	1,100,000	—	485,200		188,600	—	138,060	38,103	1,949,963

Robert W. Manly, IV	2011	600,000	250,000	2,196,250		327,500	4,693,455	440,405	37,482	8,545,092
Executive Vice President and CFO(6)	2010	600,000	500,000	1,898,000		182,160	—	970,824	37,175	4,188,159
	2009	600,000	—	181,950		94,300	—	730,811	27,544	1,634,605

George H. Richter	2011	800,000	250,000	0	(7)	262,000	3,582,315	902,675	44,711	5,841,701
President and COO, Pork Group	2010	800,000	—	—		276,000	2,000,000	1,057,707	34,390	4,168,097
	2009	800,000	—	303,250		141,450	1,500,000	693,068	29,572	3,467,340

Joseph B. Sebring	2011	700,000	250,000	0	(7)	163,750	1,791,157	807,822	78,767	3,791,496
President of John Morrell	2010	700,000	—	—		82,800	1,000,000	1,812,905	70,832	3,666,537
	2009	700,000	—	121,300		94,300	750,000	654	58,589	1,724,843

Jerry H. Godwin	2011	750,000	1,750,000	175,700		131,000	—	511,197	48,066	3,365,963
President of Murphy-Brown	2010	750,000	500,000	446,880		82,800	500,000	916,314	44,268	3,240,262
	2009	750,000	—	121,300		94,300	—	177,200	49,445	1,192,245

(1)  The principal position listed in the table for each Named Executive Officer was such individual’s title during fiscal 2011.

(2)  Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each Named Executive Officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal Year-End” table on page 44. The assumptions used in determining the grant date fair values of the stock and option awards are set forth in “Note 14: Equity” to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended May 1, 2011.

(3)  For fiscal 2011 and 2010, represents cash incentive payouts pursuant to awards made under the performance award component of the 2008 Plan. For fiscal 2009, represents cash incentive payouts paid pursuant to awards made under the performance award component of the 1998 Plan. The fiscal 2011 awards are included in the “Grants of Plan-Based Awards” table appearing on page 41 of this proxy statement.

(4)  Represents the aggregate increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under our tax-qualified pension plans and non-tax-qualified supplemental pension plan accrued during fiscal 2011, fiscal 2010 and fiscal 2009. The change in the present value of the accrued pension benefits is impacted by variables such as additional years of service, age, changes in compensation and the discount rate used in the present value calculation. The Company changed its discount rate in valuing pension liabilities from 6% in fiscal 2010 to 5.85% in fiscal 2011 based on a similar decrease in corporate bond yields used to set the discount rate each year. The change in the discount rate resulted in an increase in the present value of the pension benefits in fiscal 2011. The increase in the present value of the pension benefits does not reflect any changes in how our executives’ retirement benefits are determined under the pension plans. The table below shows the impact of the decrease in the discount rate and other variables on the present value of the Named Executive Officers’ pension benefits:

	C. Pope	R. Manly	G. Richter	J. Sebring	J. Godwin
2010 Present Value	$11,937,575	$2,625,141	$4,119,186	$5,605,501	$2,602,075

Change due to:
—Final average pay increase	0	76,658	392,734	0	0
—Additional year of service	1,186,662	298,140	453,047	724,090	470,550
—Discount Rate Change	305,980	65,607	56,894	83,732	40,647

Total Increase	$1,492,642	$440,405	$902,675	$807,822	$511,197

2011 Present Value	$13,430,217	$3,065,546	$5,021,861	$6,413,323	$3,113,272

The methodology used in calculating such increases, including the underlying assumptions, is described or referenced in the narrative discussion beginning on page 46 of this proxy statement.

(5)  Includes for fiscal 2011 Company matches under our 401(k) plan as follows: Mr. Pope—$4,900; Mr. Manly—$3,692; Mr. Richter—$4,900; Mr. Sebring—$4,846; and Mr. Godwin—$4,900. Also includes our incremental cost, as shown in the following table, of perquisites provided to the Named Executive Officers during fiscal 2011, consisting of: the personal use of Company aircraft, personal use of a car leased by us, including all operating and maintenance costs, excess life and other insurance benefits, charitable contribution match, personal use of tickets for sporting events and country club and social club memberships.

Name	Company Aircraft ($)	Company- Leased Automobile ($)	Excess Life and Other Insurance Benefits ($)	Charitable Contribution Match ($)	Tickets for Sporting Events ($)	Club Memberships ($)
C. Larry Pope	49,160	39,754	2,411	—	—	—
Robert W. Manly, IV	—	28,879	2,411	2,500	—	—
George H. Richter	12,535	21,674	5,602	—	—	—
Joseph B. Sebring	19,793	35,674	15,453	—	3,000	—
Jerry H. Godwin	—	30,317	3,633	—	—	9,216

The value of perquisites is based on the estimated incremental cost to us, as follows:

•	for personal use of Company aircraft, the direct cost per flight hour as calculated from our records for Company-owned aircraft or as billed by third parties for chartered aircraft,

•	for Company-leased automobiles, 100% of the lease cost, repairs, maintenance and fees,

•	for excess life insurance (i.e., having a face amount of coverage in excess of $50,000), the amount of premiums paid by us, on behalf of the executive, during the fiscal year for such excess coverage,

•	for personal use of tickets for sporting events, the cost of such tickets, and

•	for club memberships, the cost of such memberships.

Also, includes fees for serving as a director of Campofrío Food Group, a company listed on the Madrid and Barcelona Stock Exchanges (“CFG”), of $104,502 for Mr. Pope. The Company currently owns 37% of CFG.

(6)  Mr. Manly was named Executive Vice President on August 31, 2006. On July 1, 2008, he also became Chief Financial Officer.

(7)  In accordance with accounting rules, it was not “probable” that the performance-based conditions of the stock awards granted to Messrs. Richter and Sebring would be achieved on the grant date. Therefore, the estimated grant date fair value of these stock awards was $0. Assuming the highest performance conditions for these stock grants were achieved, the maximum grant date fair value of the stock awards for Messrs. Richter and Sebring would have been $878,500 and $439,250, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table includes grants of plan-based awards to our Named Executive Officers for the fiscal year ended May 1, 2011.

Name	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(2)			All other option awards: number of securities underlying options (3)(#)	Exercise of base price of option awards ($/sh)	Grant date value of stock and option awards (4)($)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Larry Pope
Annual incentive Stock Options PSUs	—	—	N/A	13,015,880	(1)	N/A	—	—	—	—	—	—
	6/21/10	6/15/10	—	—		—	—	—	—	100,000	15.43	655,000
	6/15/10	6/15/10	—	—		—	N/A	200,000	N/A	—	—	3,514,000

Robert W. Manly, IV
Annual incentive Stock Options PSUs	—	—	N/A	4,693,455	(1)	N/A	—	—	—	—	—	—
	6/21/10	6/15/10	—	—		—	—	—	—	50,000	15.43	327,500
	6/15/10	6/15/10	—	—		—	N/A	125,000	N/A	—	—	2,196,250

George H. Richter
Annual incentive Stock Options PSUs	—	—	N/A	3,582,315	(1)	N/A	—	—	—	—	—	—
	6/21/10	6/15/10	—	—		—	—	—	—	40,000	15.43	262,000
	6/15/10	6/15/10	—	—		—	30,000	40,000	50,000	—	—	0

Joseph B. Sebring
Annual incentive Stock Options PSUs	—	—	N/A	1,791,157	(1)	N/A	—	—	—	—	—	—
	6/21/10	6/15/10	—	—		—	—	—	—	25,000	15.43	163,750
	6/15/10	6/15/10	—	—		—	15,000	20,000	25,000	—	—	0

Jerry H. Godwin
Annual incentive Stock Options PSUs	—	—	N/A	0	(1)	N/A	—	—	—	—	—	—
	6/21/10	6/15/10	—	—		—	—	—	—	20,000	15.43	131,000
	6/15/10	6/15/10	—	—		—	N/A	10,000	N/A	—	—	175,700

(1)  Represents actual cash incentives for fiscal 2011 paid pursuant to awards made under the performance grant component of the 2008 Plan. The payout amounts shown above are also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Where the amount listed equals zero, no payout was made because the performance criteria were not met. See “Performance-Based Cash Incentives” below for a more detailed discussion of the performance criteria.

(2)  All performance share unit awards for fiscal 2011 were granted pursuant to the 2008 Plan. Each performance share unit represents a contingent right to receive one share of common stock upon satisfaction of one or more performance conditions. All performance share units fully vest upon a qualifying change of control (as defined in the 2008 Plan). Subject to satisfaction of the applicable performance conditions, the performance share units granted to Messrs. Richter and Sebring vest on the first anniversary of the date of grant and those granted to Messrs. Pope, Manly and Godwin vest ratably over a two-year period from the date of grant. See “Equity Incentive Awards” below for a detailed discussion of the performance criteria.

(3)  All options granted for fiscal 2011 were pursuant to the 2008 Plan, have a seven year term and vest ratably over three years. All options are immediately exercisable in the event of a qualifying change of control (as defined in the 2008 Plan).

(4)  The grant date fair value of these option and performance share unit awards reflects the full accounting expense, as of the grant date, that will be recognized by us over the course of multiple years and does not necessarily represent the value that will be realized by the Named Executive Officer upon vesting or exercise. See footnote 7 on page 40 for further discussion of the grant date fair value of the performance share unit awards granted to Messrs. Richter and Sebring.

Discussion for Summary Compensation Table and Grants of Plan-Based Awards

Performance-Based Cash Incentives

For each of our executive officers, annual cash incentives may be earned under awards made pursuant to the performance award component of the 2008 Plan. The annual awards utilize formulas set by the Compensation Committee at the beginning of the fiscal year, generally based on pre-tax profits of the Company or a particular segment or business unit, depending upon the scope of the executive’s duties. Pre-tax profits are generally defined as net income before deduction for income taxes and incentive payments to key employees. Because these awards are based on objective performance criteria measured over a period of one year, any cash incentives earned pursuant to the awards appear both in the Grants of Plan-Based Awards table and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For fiscal 2011, the formulas used to calculate the annual performance-based cash incentive awards to the Named Executive Officers were as follows:

Name	Incentive Formula
Mr. Pope

•    0% of the first $100 million of Company pre-tax profits,

•    1.5% of Company pre-tax profits in excess of $100 million and less than $400 million, and

•    2% of Company pre-tax profits in excess of $400 million.

Mr. Manly

•    0% of the first $100 million of Company pre-tax profits,

•    0.50% of Company pre-tax profits in excess of $100 million and less than $400 million, and

•    0.75% of Company pre-tax profits in excess of $400 million.

Mr. Richter	• $500,000 once Pork Group pre-tax profits of $300 million are achieved, plus • 0.75% of the Pork Group pre-tax profits in excess of $300 million.

Mr. Sebring	• $250,000 once Pork Group pre-tax profits of $300 million are achieved, plus • 0.375% of the Pork Group pre-tax profits in excess of $300 million.

Mr. Godwin

•    0% of the first $50 million of Murphy-Brown/Butterball pre-tax profits,

•    0.5% of Murphy-Brown/Butterball pre-tax profits in excess of $50 million and less than $100 million, and

•    1% of Murphy-Brown/Butterball pre-tax profits in excess of $100 million.

For purposes of these awards, pre-tax profits for the Company, the Pork Group and Murphy-Brown/Butterball for fiscal 2011 were as follows:

Pre-Tax Profits
Company	$825,793,998
Pork Group	$710,975,271
Murphy-Brown/Butterball	$4,851,836

Additional Cash Awards

We also pay discretionary cash awards to executive officers from time to time to reward elements of performance that are not reflected in the criteria for performance-based cash incentives. In recognition of Mr. Godwin’s efforts to date in implementing the cost savings initiative for the Hog Production Group, the Committee awarded Mr. Godwin a $1.5 million award. The Committee also awarded mid-year cash awards to all Company employees, including the Named Executive Officers, in recognition of the significant improvement in the Company’s financial performance during the first half of fiscal 2011.

Equity Incentive Awards

Each of the Named Executive Officers received a grant of options in fiscal 2011 under the 2008 Plan with an exercise price equal to the “fair market value” of our common stock as such term is defined under the 2008 Plan. The options have a term of seven years and will become exercisable ratably over three years or, if earlier, upon the occurrence of certain “qualifying change of control” events (as defined in the 2008 Plan and detailed on page 48 herein).

All of the Named Executive Officers also received an award of performance share units in fiscal 2011 under the 2008 Plan. Each performance share unit represents a contingent right to receive one share of common stock. The performance share units will also vest upon the occurrence of certain “qualifying change of control” events, as defined in the 2008 Plan.

For the performance share units (“PSUs”) granted to Messrs. Pope, Manly and Godwin to vest, the Company must achieve pre-tax profits of at least $100 million in either fiscal 2011 or 2012. The pre-tax profits performance target was met in fiscal 2011. As a result, these performance share units vest ratably over a two-year period from the date of grant.

Under the PSU awards to Messrs. Richter and Sebring, the actual number of shares earned was to be determined on the basis of the unit volume growth of the Pork Group’s packaged meats business in fiscal 2011 as compared to fiscal 2010. If the volume growth was less than 3%, no PSUs would be earned. If volume growth was at least 3% but less than 4%, the number of PSUs earned by Messrs. Richter and Sebring would be 30,000 and 15,000, respectively. If the volume growth was at least 4% but less than 5%, the number of PSUs earned by Messrs. Richter and Sebring would be 40,000 and 20,000, respectively. If volume growth was 5% or greater, the number of PSUs earned by Messrs. Richter and Sebring would be 50,000 and 25,000, respectively. In addition to the volume-based performance condition, none of these PSUs could be earned unless the Company earned at least $100 million of pre-tax profits in fiscal 2011. If the performance targets had been met, the PSUs would have vested on the first anniversary of the grant date. The Company earned more than $100 million in pre-tax profits, but the Packaged Meats volume growth in fiscal 2011 was less than 3%. Therefore, these PSUs did not vest.

Components of Total Compensation

In fiscal 2011, cash compensation for the Named Executive Officers (including annual and other cash incentive award payouts earned pursuant to the performance award component of the 2008 Plan) averaged approximately 72% of their total compensation. The principal components of non-cash compensation in fiscal 2011 were the aggregate grant date fair value of the equity incentive awards as computed in accordance with FASB ASC Topic 718 and increases in the actuarial present value of the Named Executive Officers’ benefits under our pension plans. Consistent with our policy that a substantial portion of a Named Executive Officer’s potential cash compensation be based on performance, performance-based cash incentive awards earned by executive officers in recent years have ranged from 0% to 90% of total cash compensation depending on the performance of the Company or the relevant segment or business unit and the individual executive. As a percentage of total cash compensation, performance-based cash incentive awards for all Named Executive Officers averaged approximately 78% in fiscal 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards(1)					Stock awards(2)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
C. Larry Pope		100,000	—	15.43	6/21/2017	200,000	(3)	4,712,000
	33,333	66,667		13.30	7/06/2016	200,000	(4)	4,712,000
		20,000		23.75	6/16/2018				8,000	(5)	188,480
		250,000		32.91	8/30/2016
	50,000			30.00	5/24/2014
	50,000			21.00	6/04/2012
	100,000			19.82	10/17/2011
	40,000			18.20	5/30/2011

Robert W. Manly, IV		50,000	—	15.43	6/21/2017	125,000	(3)	2,945,000
	11,000	22,000		13.30	7/06/2016				50,000	(6)	1,178,000
		10,000		23.75	6/16/2018	66,667	(4)	1,570,675
		50,000		32.40	6/11/2017				3,000	(5)	70,680

George H. Richter		40,000	—	15.43	6/21/2017	—		—	5,000	(5)	117,800
	16,667	33,333		13.30	7/06/2016
	15,000			23.75	6/16/2018
	25,000			31.86	6/02/2015
	25,000			30.00	5/24/2014

Joseph B. Sebring	5,000	25,000	—	15.43	6/21/2017	—		—	2,000	(5)	47,120
		10,000		13.30	7/06/2016
		10,000		23.75	6/16/2018

Jerry H. Godwin		20,000	—	15.43	6/21/2017	10,000	(3)	235,600
	5,000	10,000		13.30	7/06/2016	28,000	(4)	659,680
		10,000		23.75	6/16/2018				2,000	(5)	47,120
		15,000		32.40	6/11/2017
	30,000			21.00	6/04/2012

(1)  The options that expire on July 6, 2016 and June 21, 2017 vest ratably over the course of three years and expire seven years from the date of grant. All other options vest upon the earlier of (i) five years from the date of grant and (ii) the grantee’s 65th birthday, and expire ten years from the date of grant.

(2)  Each performance share unit represents a contingent right to receive one share of common stock. All performance share units fully vest upon a qualifying change of control (as defined in the 2008 Plan).

(3)  The performance share units granted to Messrs. Pope, Manly and Godwin on June 15, 2011 were subject to a performance condition that the Company achieve pre-tax profits of at least $100 million in either fiscal 2011 or 2012. The performance target was met in fiscal 2011 and these performance share units vest ratably over a two-year period from the date of grant.

(4)  The performance share units granted on June 16, 2009 were subject to a performance condition that the Company achieve pre-tax profits of at least $100 million in any one of fiscal 2010, 2011, or 2012. The performance target was met in fiscal 2011 and these performance share units vest ratably over a three-year period from the date of grant.

(5)  The performance share units granted on August 27, 2008 vest in 20% increments once the volume-weighted average of the closing price of our common stock for 15 consecutive trading days equals or exceeds $26, $32, $38, $44 and $50. These performance share units have a term of five years. Because the threshold performance measures were not met in fiscal 2010 or fiscal 2011, the awards are shown at the threshold amounts (i.e., based on a $26 market price trigger).

(6)  The performance share units granted on December 8, 2009 are subject to two performance conditions. First, at the end of each fiscal quarter through December 7, 2011, the Company’s debt to total capitalization (as such terms are defined in the grant letter) must be 50% or less. Second, for the period beginning on November 2, 2009 and ending October 30, 2011, the Company’s cumulative “capital expenditures” must not exceed the Company’s cumulative “depreciation and amortization,” all as such terms are reflected in the Company’s consolidated statements of cash flows included in our Annual Reports on Form 10-K or our Quarterly Reports on Form 10-Q; except that (i) any extraordinary individual capital expenditure by the Company (such as construction of a new processing facility) exceeding $25,000,000 within any 12-month period other than capital expenditures associated with the current Pork Group restructuring plan and (ii) any capital expenditures incurred in connection with the phase out of sow gestation crates will be disregarded for purposes of determining cumulative capital expenditures. If these performance conditions are met, the performance share units will vest on the second anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table includes information concerning option awards that were exercised by or stock awards that vested for our Named Executive Officers for the fiscal year ended May 1, 2011.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)
C. Larry Pope	—	—	100,000	2,356,000
Robert W. Manly, IV	—	—	33,333	785,325
George H. Richter	—	—	—	—
Joseph B. Sebring	—	—	—	—
Jerry H. Godwin	—	—	14,000	329,840

(1)  The value realized is calculated by multiplying the number of shares acquired on vesting and the market price of the securities upon vesting. The market price is based on the last sales price of our common stock for fiscal 2011 as reported by the NYSE.

PENSION BENEFITS

(As of May 1, 2011)

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
C. Larry Pope	Smithfield Foods Pension Plan	30	670,597	0
	Supplemental Pension Plan	30	12,759,620	0

Robert W. Manly, IV	Smithfield Foods Pension Plan	15	330,610	0
	Supplemental Pension Plan	25	2,734,936	0

George H. Richter	Farmland Foods Pension Plan	35	1,488,159	0
	Supplemental Pension Plan	7	3,533,702	0

Joseph B. Sebring	Smithfield Foods Pension Plan	17	654,758	0
	Supplemental Pension Plan	17	5,758,565	0

Jerry H. Godwin	Smithfield Foods Pension Plan	10	349,067	0
	Supplemental Pension Plan	10	2,764,205	0

Discussion of Retirement Plans

We sponsor tax-qualified pension plans covering substantially all of the Company’s salaried employees. All of the Named Executive Officers participate in one of our tax-qualified salaried pension plans (the “Salaried Pension Plans”) and the non-tax-qualified Supplemental Pension Plan (the “Supplemental Plan”).

The tax-qualified plans provide for retirement benefits that generally are a function of a participant’s average compensation during the five consecutive calendar years during the last ten years of employment in which his or her compensation was the highest (“Final Average Earnings”) and aggregate years of service. The Supplemental Plan provides a retirement benefit which is the benefit calculated under the Smithfield Foods Salaried Pension Plan, but without application of compensation and benefit limits under federal tax laws, reduced by the benefit payable from the relevant tax-qualified plan. The Supplemental Plan is maintained so that we can provide a retirement benefit for all salaried employees that is approximately the same percentage of their earnings from the Company.

The retirement benefit under the Salaried Pension Plans is a lifetime benefit payable at age 65 equal to the sum of (i) 0.8% of Final Average Earnings and (ii) 0.9% of Final Average Earnings in excess of Social Security Covered Compensation, with that sum multiplied by the years of service with the Company. Social Security Covered Compensation is determined annually by the Internal Revenue Service and represents an average of the amount of wages subject to Social Security taxes over a period of years. Compensation for purposes of Final Average Earnings is the participant’s W-2 wages reduced by any income from the exercise of stock options. For Named Executive Officers, such compensation includes salary, bonus and non-equity incentive plan compensation, each as shown in the Summary Compensation Table. For the tax-qualified plans, compensation for purposes of calculating accruals is limited to $245,000 for calendar year 2011 as set by the Internal Revenue Service. The Supplemental Plan limits Final Average Earnings for purposes of calculating accruals to $5,000,000.

If a participant does not commence receiving benefits by age 65, the participant is entitled to a late retirement benefit which is the greater of the benefit calculated at the participant’s normal retirement date actuarially increased to the actual retirement date or the benefit calculated at actual retirement date. A participant is eligible for early retirement after age 55 with five years of vesting service (age 60 for the Supplemental Plan). The early retirement benefit payable is the accrued benefit payable at age 65 reduced by 0.5% for each month that the early retirement date precedes the normal retirement date.

The normal form of benefit for the Salaried Pension Plans and the Supplemental Plan is a single life annuity with monthly payments paid over the life of the participant. Married participants receive joint and 50% survivor annuity with actuarially reduced monthly payments paid until the death of the participant and his or her spouse. The other optional forms of retirement benefit in the Salaried Pension Plans include joint and 66.67%, 75% or 100% annuities, and a ten-year certain and continuous annuity with payments guaranteed for ten years even if the participant dies. The Supplemental Plan also includes a five-year installment payment option in which the lump sum value of the single life annuity is calculated based on factors specified in the Supplemental Plan and mandated by the Internal Revenue Service and then 90% of that value is paid in five annual principal installments with interest credited on the unpaid installments at the same interest rate that is used to calculate the lump sum value (currently segmented rates of 2.16% for the first 5 years, 4.77% for the next 15 years and 6.05% for 20 or more years).

The present value of each Named Executive Officer’s accumulated benefits under the plans, as shown in the above table, has been calculated in accordance with the benefit formulas described above and using the same assumptions as are used by us for financial reporting purposes under generally accepted accounting principles (except that retirement age is assumed to be the normal retirement age of 65). Those assumptions are incorporated herein by reference to “Note 12: Pension and Other Retirement Plans” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 1, 2011.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE ($)
C. Larry Pope	—	—	—	—	—
Robert W. Manly, IV	—	—	—	—	—
George H. Richter	—	—	—	—	—
Joseph B. Sebring	—	—	—	—	—
Jerry H. Godwin	—	—	—	—	—

(1)  The Company does not offer any nonqualified deferred compensation plans or arrangements.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

Stock Options Granted Prior to Fiscal 2010

Our 1998 Plan provides for accelerated vesting of all unvested stock options previously awarded upon a change of control. This acceleration is applicable to all employees covered by the 1998 Plan. A “change of control” is defined to include generally:

•	the acquisition, other than from Smithfield, by a person or group of 20% of the outstanding shares of common stock or 20% of the combined voting power of our then outstanding voting securities,

•

the current directors (and any directors whose election or nomination for election is approved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors,

•

approval by our shareholders of a reorganization, merger or consolidation if the owners of our common stock and voting securities immediately prior to such transaction do not own more than 50% of our outstanding shares of common stock and the combined voting power of the outstanding voting securities resulting from such transaction, or

•	approval by our shareholders of a complete liquidation or dissolution of Smithfield or the sale of all or substantially all of our assets.

The Compensation Committee, which administers the 1998 Plan, may also accelerate the expiration date of outstanding options in the event of a change of control.

Stock Options Granted During and After Fiscal 2010 and Performance Share Units

The 2008 Plan allows the Compensation Committee to establish as to each award of performance share units the terms and conditions upon which the performance share units will be earned, vest and be paid. The Compensation Committee may, in its discretion and without limitation, provide in the grant agreement for the performance share units that vesting will accelerate upon a change of control or qualifying change of control. Pursuant to the grant agreements for each of the performance share units awarded under the 2008 Plan, in the event of a qualifying change of control, all unvested performance share units will be fully vested and payment for vested performance share units will be made immediately. The date of a qualifying change of control will be considered a payment date.

The 2008 Plan allows the Compensation Committee to establish as to each award of stock options the terms and conditions upon which the stock options will vest. The Compensation Committee may, in its discretion and without limitation, provide in the grant agreement for the stock options that vesting will accelerate upon a change of control or qualifying change of control. Pursuant to the grant agreements for the stock options awarded under the 2008 Plan, in the event of a qualifying change of control, all unvested stock options will be fully vested.

A “qualifying change of control” is defined to include generally:

•

the acquisition by a person or group, together with the Smithfield stock already held by the person or group, of more than 50% of the total fair market value or total voting power of the Smithfield stock;

•	the acquisition by a person or group within a twelve-month period of 30% or more of the total voting power of the Smithfield stock;

•

the replacement of a majority of members of the Board of Directors during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

•

the acquisition by a person or group within a twelve-month period of assets from Smithfield representing 40% or more of the total gross fair market value of all of the assets of Smithfield immediately prior to such acquisition or acquisitions.

Change in Control Executive Severance Plan

In fiscal 2011, the Board of Directors adopted the Smithfield Foods, Inc. Change in Control Executive Severance Plan (the “Severance Plan”). All current executive officers and certain additional key members of management participate in the Severance Plan. Under the terms of the Severance Plan, in the event that a participant’s employment is terminated by the Company other than for “cause”, death or disability or the participant resigns for “good reason”, in either case during the period of a “potential change in control” or within two years following a “change in control”, the participant will be entitled to receive:

•

a lump sum cash payment equal to two times the sum of (i) the participant’s annual base salary and (ii) the greater of (A) the participant’s trailing three-year average annual cash incentive award (including discretionary performance bonuses) or (B) 300% (100% in the case of a non-executive) of the participant’s annual base salary;

•

a lump sum cash payment equal to a prorated portion of the participant’s annual cash incentive award for the year of termination based on the greater of the participant’s trailing three-year average annual cash incentive award (including discretionary performance bonuses) or 300% (100% in the case of a non-executive) of the participant’s annual base salary;

•

full vesting of all of the participant’s stock options, restricted stock units, performance share units and other equity-based awards without regard to the attainment of any performance target (unless the award agreement expressly provides otherwise), with payment of any such vested restricted stock units and performance share units being made on the payment dates set forth in the applicable award agreements; and

•	continuation for 18 months of the participant’s Company-paid benefits under group health, dental and life insurance plans.

The Board of Directors may terminate or amend the Severance Plan at any time except that the plan may not be amended in a manner adverse to the interests of participants or terminated during the period of a potential change in control or during the two-year period following a change in control. The Severance Plan provides for severance benefits to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary. In addition, severance benefits are subject to reduction to avoid any excise taxes imposed by Section 4999 of the Internal Revenue Code, but only if such reduction results in a higher after-tax payment to the participant. The portion of any severance payment that is based on the amount of the participant’s annual cash incentive awards is subject to recovery under the Company’s clawback policy.

All participants who become entitled to receive benefits under the Severance Plan are required to sign a release of claims and an agreement providing for, among other things, a one-year non-compete obligation and a two-year obligation not to solicit employees or customers of the Company.

A “change in control” is defined the same as a “change of control” under the 1998 Plan except that with respect to a reorganization, merger, consolidation, liquidation or dissolution, a change in control will not occur unless the event is consummated. A “potential change in control” is deemed to occur if:

•	we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

•	we or another person publicly announce an intention to take or to consider taking actions which, if consummated, would constitute a change in control; or

•	our Board adopts a resolution to the effect that a potential change in control has occurred for purposes of the Severance Plan.

The term “cause” means that the participant has:

•

willfully and continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties (other than by reason of a disability, physical or mental illness or analogous event) and such failure or negligence continues for a period of 10 business days after notice thereof to the participant from the Board;

•	been convicted of or pled nolo contendere to a felony; or

•	materially or willfully breached any agreement with us.

The term “good reason” means:

•	a material diminution in the duties or responsibilities of the participant or of the person to whom the participant reports;

•	a material reduction in the participant’s annual base salary or annual target bonus opportunity; or

•	a change in the location of the participant’s principal place of employment of more than 50 miles.

Potential Payments Table

The following table shows the estimated payments and benefits each of the Named Executive Officers would have received assuming, first, that a “qualifying change of control” occurred on May 1, 2011 and, second, that the Named Executive Officer’s employment was terminated (other than for cause, death or disability), or he resigned for good reason, on May 1, 2011 during the period of a “potential change in control” or within two years following a “change in control,” as such terms are defined in the Severance Plan.

Name and Event	Lump sum cash payment ($)	Continuation of health insurance coverage ($)	Accelerated vesting of stock options ($)(1)	Accelerated vesting of performance share units ($)	Total benefits ($)
C. Larry Pope
Qualifying change of control Termination following change in control	0	0	1,497,003	10,336,400	11,833,403
	11,877,254	11,240	1,497,003	10,336,400	23,721,897

Robert W. Manly, IV
Qualifying change of control Termination following change in control	0	0	632,220	6,047,075	6,679,295
	4,800,000	12,439	632,220	6,047,075	11,491,734

George H. Richter
Qualifying change of control Termination following change in control	0	0	667,197	589,000	1,256,197
	6,400,000	12,111	667,197	589,000	7,668,308

Joseph B. Sebring
Qualifying change of control Termination following change in control	0	0	305,850	235,600	541,450
	5,600,000	11,505	305,850	235,600	6,152,955

Jerry H. Godwin
Qualifying change of control Termination following change in control	0	0	265,200	1,130,880	1,396,080
	6,000,000	11,289	265,200	1,130,880	7,407,369

(1)  Represents the excess of the market price of the common stock on May 1, 2011 over the exercise price of in-the-money stock options.

RELATED PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

We recognize that transactions between Smithfield and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics (the “Code”), the administration of which is overseen by the Audit Committee. All employees and members of the Board of Directors agree to be bound by the Code. As a supplement to the Code, the Audit Committee adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which Smithfield is a party and in which a “related person” has a material interest. Related persons include directors, director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Compensation Committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, director nominees and executive officers. Such information is first reviewed and assessed by our Chief Legal Officer to consider the materiality of the transactions and then reported to the Audit Committee. If a related party transaction is identified during the year, it is reported promptly to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of Smithfield and its shareholders and is in compliance with the Code.

Transactions

Each of the following transactions has been ratified by the Audit Committee pursuant to the policy described above.

Joseph W. Luter, III

On August 30, 2006, we entered into a Consulting Agreement (the “Consulting Agreement”) with Joseph W. Luter, III, our Chairman. The Consulting Agreement expired on August 30, 2010. The consulting services provided by Mr. Luter, III under the Consulting Agreement included cooperating with the management transition at the Company due to Mr. Luter, III’s retirement, providing strategic advice on major acquisitions, and providing strategic and operational advice on the execution of the corporate commodity hedging strategy. In addition to providing the consulting services, Mr. Luter, III also agreed to serve as non-executive Chairman of the Board during the Consulting Period if he was elected as such.

Under the terms of the Consulting Agreement, we paid Mr. Luter, III $83,333.33 per month plus such compensation and benefits as are afforded to our non-employee directors. Mr. Luter, III was also entitled to (i) an office with secretarial and other support, (ii) use of Company-owned aircraft within specified policies for business and personal use (provided that he reimbursed us for the incremental cost for any personal use), and (iii) health care coverage comparable to that received by him prior to his retirement.

The Consulting Agreement provided that Mr. Luter, III was eligible to receive incentive awards during the term of the agreement. The Compensation Committee developed an annual incentive award arrangement for Mr. Luter, III, which was tied to the specific categories of service provided under his Consulting Agreement. No annual incentive was paid for fiscal 2011.

During the term of the Consulting Agreement, Mr. Luter, III agreed that he would not, without our prior written consent, engage in competition with us by being associated with any business entity which engages in the business of hog production, cattle feeding or meat processing anywhere in the world where we have operations or sales. Mr. Luter, III also agreed, during the term of the Consulting Agreement and for a period of two years thereafter, not to solicit our employees or customers for the purpose of competing with us.

Wendell H. Murphy, Sr.

We have business relationships with certain entities owned in whole or part by Wendell H. Murphy, Sr., a director, and his family members. Except as noted below, each of these entities owns farms that produce and grow hogs under contract with Murphy-Brown LLC, one of our subsidiaries. Normal grower expenses such as miscellaneous supplies, LP gas, etc. are initially paid by the Company and subsequently reimbursed. The ownership of these entities and the amounts of their transactions with the Company during fiscal 2011 are set forth below.

•

Wendell H. Murphy, Jr., Mr. Murphy’s son, holds a 100% interest in DM Farms of Rose Hill, LLC, a 43% interest in Arrowhead Farms, Inc., a 14% interest in Golden Farms, Inc., a 50% interest in Lisbon 1 Farm, Inc., a 29% interest in Triumph Associates, and a 100% interest in Murphy Family Ventures to which we made payments of $43,692,000, $1,393,000, $1,347,000, $1,305,000, $1,390,000, and $1,489,000 respectively, and from which we received reimbursement payments of $191,000, $0, $16,000, $76,000, $15,000 and $180,000, respectively.

•

Wendell H. Murphy, Jr. and Wendy Murphy Crumpler, Mr. Murphy’s daughter, each have a 50% interest in Enviro-Tech Farms, Inc., a 50% interest in Stantonsburg Farm, Inc. and a 37.5% interest in Webber Farms, Inc. to which we made payments of $3,609,000, $508,000 and $2,715,000, respectively, and from which we received reimbursement payments of $115,000, $0 and $27,000, respectively.

•

Wendy Murphy Crumpler and her husband, Kelly Crumpler, each have a 50% interest in Pure Country Farms, LLC to which we made payments of $2,577,000 and from which we received reimbursement payments of $39,000.

•

Joyce M. Minchew, Mr. Murphy’s sister, holds a 76% interest and her daughter, Angela Brown, holds a 24% interest in BAZ LLC to which we made payments of $1,172,000 and from which we received reimbursement payments of $23,000.

•	Wesley Hairr, Mr. Murphy’s stepson, holds a 100% interest in Crusader Farm LLC to which we made payments of $2,335,000 and from which we received reimbursement payments of $47,000.

•

Harry D. Murphy, Mr. Murphy’s brother, holds a 30% interest and his sons, Marc D. Murphy and Stratton K. Murphy, each holds a 35% interest in Quarter M Ranch, Inc. to which we made payments of $6,610,000 and from which we received reimbursement payments of $66,000.

•	Harry D. Murphy also holds a 49% interest and his sons, Marc. D. Murphy and Stratton K. Murphy, each holds a 25.5% interest in PSM Associates to which we made payments of $21,000.

•	Wendell H. Murphy, Sr. holds a 100% interest in Murphy Milling Company, an entity that sells crops to Murphy-Brown for feed production. We made payments of $1,588,000 to Murphy Milling.

Our business relationships with the Murphy family entities exist primarily as a result of our acquisition of Murphy Family farms in 2000. The so-called “anti-corporate farming” laws of certain states, including Missouri, precluded us from acquiring certain farms owned by the Murphy family. Consequently, the farms were excluded and retained by the sellers. We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Indemnification Obligations for Missouri Litigation

Premium Standard Farms (“PSF”) is a wholly-owned subsidiary that we acquired on May 7, 2007 when our wholly-owned subsidiary merged with and into PSF. PSF is a party to certain of the Missouri Litigation more fully described in “Item 3. Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended May 1, 2011.

At the time of the merger, CGC was a significant shareholder of PSF and as a result of the merger CGC became a beneficial owner of more than 5% of our common stock. Based on a Schedule 13D/A filed on June 16, 2010, CGC and certain related parties beneficially own 7.9% of the outstanding shares of our common stock. See page 22 herein for further information on CGC’s beneficial ownership.

In one of the Missouri lawsuits applicable to PSF described in the Annual Report on Form 10-K, in March 2010, a jury trial involving 15 plaintiffs who live near Homan farm resulted in a verdict of compensatory damages for the plaintiffs for a total of $11,050,000. The Court of Appeals of Missouri (Western District) denied defendants’ appeal. On May 17, 2011, defendants filed an Application for Transfer of the appeal with the Missouri Supreme Court, which remains pending. Pursuant to an arrangement that pre-exists the merger, PSF is obligated to indemnify CGC for certain liabilities, if any, resulting from the Missouri Litigation, including any liabilities resulting from the foregoing verdict.

Others

McGuireWoods LLP, of which Robert L. Burrus, Jr., a director, is Chairman Emeritus and Senior Partner, provides us legal services. During fiscal 2011, we paid McGuireWoods LLP approximately $8,316,000 for such services. Mr. Burrus no longer shares in the profits and losses of McGuireWoods LLP but instead receives fixed compensation.

Jerry H. Godwin, an executive officer, holds a 33% ownership interest in JCT LLC with the remaining ownership interest held by two employees of Murphy-Brown LLC, our subsidiary. JCT owns certain farms that produce hogs under contract with Murphy-Brown and sells crops to Murphy-Brown for use in feed production. In fiscal 2011, we made payments totaling $7,787,000 to JCT for the production of hogs and sale of crops and received payments totaling $3,268,000 from JCT for reimbursement of associated farm and other support costs. We believe that the terms of the foregoing arrangements were no less favorable to us than if we entered into the arrangements with unaffiliated parties.

Joseph W. Luter, IV, son of Joseph W. Luter, III, is an executive officer and serves as Executive Vice President. In fiscal 2011, his combined salary and cash bonus totaled $1,050,000. He also received a cash incentive payout of $895,579 under the 2008 Plan. In addition, Mr. Luter, IV received options to purchase 25,000 shares of Company stock at an exercise price of $15.43 per share and a performance share unit award comparable to that made to Mr. Richter, one of our Named Executive Officers. The award did not vest because one of the performance conditions was not met. During fiscal 2011, Mr. Luter, IV also received $194,969 in all other compensation, which included $104,502 for serving as a director of CFG and $90,467 in perquisites from the Company (which includes our incremental costs as follows: $61,935 for personal use of Company aircraft, $27,292 for personal use of a car leased by us, $841 in excess life insurance and $400 in a charitable match).

Christopher Pope, son of C. Larry Pope, our President and Chief Executive Officer, is employed by us as Manager of Strategic Sourcing. In fiscal 2011, his salary and bonus totaled $250,000. During fiscal 2011, Mr. Pope also received $13,876 in perquisites from the Company (which included our incremental costs as follows: $11,932 for relocation expenses and $1,944 for personal use of a car leased by us).

Jason Richter, son of George H. Richter, an executive officer, is employed by us as President of Smithfield International. In fiscal 2011, his salary and bonus totaled $750,957. During fiscal 2011, Mr. Richter also received $34,394 in perquisites from the Company (which included our incremental costs as follows: $3,731 for personal use of a car leased by us, $25,145 for travel expenses for spouse, $4,276 for country club memberships and $1,242 for long-term disability and group term life insurance).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the three independent directors listed above under “Corporate Governance—Committees of the Board of Directors and Meetings” and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter, adopted by the Board of Directors and reviewed annually by the Audit Committee. Each of the members of the Audit Committee is “independent” as defined by the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules of the Securities and Exchange Commission (the “SEC”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing its reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has sole authority to retain, oversee, terminate and determine the compensation of the independent auditors. In accordance with Audit Committee policy and the requirements of law, all services to be provided by the independent auditors are required to be pre-approved by the Audit Committee or, between meetings, by the Chair of the Audit Committee. Any decision by the Chair of the Audit Committee to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

The Company has an Internal Audit department that operates under a written charter approved by the Audit Committee. The head of the Internal Audit department reports directly to the Audit Committee on a functional basis. The responsibilities of the Internal Audit department include reviewing and evaluating the adequacy and integrity of internal control systems relating to, among other things, the reliability and integrity of the Company’s financial information, the safeguarding of the Company’s assets and the Company’s compliance with applicable laws and regulations. The head of the Internal Audit department regularly reports to the Audit Committee on internal audit findings and the status of corrective actions taken to improve the Company’s business processes and procedures.

The Audit Committee met ten times during fiscal 2011. At its meetings, the Audit Committee receives reports and holds discussions with representatives of the Company’s management, the Internal Audit department and the independent auditors. Meetings are held periodically at an operating facility of one of the Company’s subsidiaries at which, in addition to its regular agenda, the Audit Committee receives reports from, and holds discussions with, the subsidiary’s management and receives an in-depth tour of the facility to enhance the committee members’ understanding of that subsidiary’s business operations and the risks associated therewith. The Audit Committee regularly has private, separate sessions with each of management, the head of the Internal Audit department and the independent auditors at which candid discussions take place regarding accounting, internal controls, financial management and other matters. The Audit Committee also regularly receives reports directly from Company or subsidiary managers responsible for key business functions relating to risk or financial management. In between meetings of the Audit Committee, the Chair of the Audit Committee regularly has discussions with management, the internal auditors and the independent auditors and reports on the matters discussed to the rest of the Audit Committee either before or at the next meeting, as circumstances warrant.

The Audit Committee reviews and discusses with both management and the independent auditors each of the Company’s quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of such documents with the SEC. As part of this review, the Audit Committee considers the audit and review reports prepared by the independent auditors, as well as related matters such as the quality of the Company’s accounting principles and the clarity and completeness of the Company’s financial and other disclosures. The Audit Committee engages in a similar review and discussions regarding the Company’s financial results before the publication of the Company’s quarterly earnings press releases. In addition, the Audit Committee reviews and discusses with management the Company’s proxy materials for each annual meeting of shareholders prior to the filing and distribution of such materials.

In accordance with NYSE requirements, the Audit Committee has overseen the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These procedures, which are incorporated into the Company’s Code of Business Conduct and Ethics (the “Code”), include an anonymous telephone hotline pursuant to which Company employees may report, on a confidential basis, concerns regarding questionable accounting or auditing matters. The head of the Internal Audit department regularly reports to the Audit Committee on complaints or concerns received by the Company pursuant to the Code or through the telephone hotline and the actions taken by the Company in response. In addition, the chair of the compliance committee that administers the Code reports periodically to the Audit Committee on the administration of the Code.

The Audit Committee has adopted a written policy setting out procedures and standards for the review and approval or ratification of significant transactions with the Company in which related parties (including directors and executive officers) have a material interest. The purpose of this policy is to identify and evaluate transactions or other arrangements which could create conflicts of interest, raise independence concerns or require public disclosure. The Audit Committee reports all of its findings to the Board of Directors.

The independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Disclosures with Audit Committees) and the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee considered whether the auditors’ provision of services to the Company beyond those rendered in connection with the audit and review of the Company’s financial statements was compatible with maintaining their independence. The Audit Committee has concluded that such services did not compromise the independence of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with management the assessment and report by management on the effectiveness of the Company’s internal control over financial reporting as of May 1, 2011, which management is required to perform under Section 404 of the Sarbanes-Oxley Act and related rules. The Audit Committee has also reviewed and discussed with the independent auditors their review and report on the Company’s internal control over financial reporting. Each of these reports has been published in the Company’s Annual Report on Form 10-K for the year ended May 1, 2011 and included in the Company’s Annual Report to Shareholders for fiscal 2011. Throughout fiscal 2011, the Audit Committee received regular reports from management, the internal auditors and the independent auditors regarding management’s plan for testing controls and the results of such testing.

The Audit Committee has reviewed with both management and the independent auditors the Company’s audited financial statements for the fiscal year ended May 1, 2011. This review included discussions with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The review also included discussions with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the financial statements, including the disclosures related to critical accounting policies.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 1, 2011 for filing with the SEC. The Audit Committee also selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending April 29, 2012.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

Audit Committee

John T. Schwieters, Chair

Frank S. Royal, M.D.

Melvin O. Wright

PROPOSAL 2

RATIFICATION OF

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 29, 2012 and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending April 28, 2013. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2012 to stand unless the Board of Directors finds other reasons for making a change.

Pre-Approval Policy and Procedures

The services performed by Ernst & Young in fiscal 2011 were pre-approved in a manner consistent with the Audit Committee’s pre-approval policy and procedures. The policy requires that all services to be performed by the independent auditors be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $100,000 may be approved by the Chair of the Audit Committee if it is not practicable to obtain the approval of the full committee, provided that any such approval is presented to the full Audit Committee at its next scheduled meeting.

Audit and Other Fees

Audit Fees.    The aggregate fees billed by Ernst & Young for audit services (audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, statutory audits of certain foreign subsidiaries, and assistance with and review of SEC filings, including consents and comment letters) for fiscal 2011 and fiscal 2010 were $3,675,000 and $3,707,657, respectively.

Audit-Related Fees.    The aggregate fees billed by Ernst & Young in both fiscal 2011 and fiscal 2010 for audit-related services not otherwise reported in the preceding paragraph (on-line research tool) were $2,500.

Tax Fees.    The aggregate fees billed by Ernst & Young in fiscal 2011 and fiscal 2010 for tax return preparation and tax planning services were $1,460,195 and $1,301,174, respectively.

All Other Fees.    In fiscal 2011 and fiscal 2010, Ernst & Young provided insurance recovery services for an insurance claim related to the fire at our Patrick Cudahy processing facility. The fees billed by Ernst & Young in fiscal 2011 and fiscal 2010 for these services totaled $576,323 and $1,800,000, respectively. There were no other fees billed by Ernst & Young for any other services. None of the services provided by Ernst & Young consisted of financial information systems design or implementation services.

Recommendation

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending April 29, 2012.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(SAY-ON-PAY)

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize short-term and long-term corporate performance and thereby create value for our shareholders. To achieve this goal, we have designed an executive compensation program based on the following principles:

•	Paying for performance—A significant portion of each executive’s potential compensation is made subject to short-term and long-term business performance measures.

•

Alignment with the interests of shareholders—Equity awards and promoting stock ownership align our executives’ financial interests with those of our shareholders by providing value to the executive if the market price of our stock increases. In addition, many of our cash and equity incentive awards are tied to key financial performance measures that are expected to correlate with the creation of shareholder value.

•	Attracting and retaining top talent—The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives.

We believe the design and operation of our compensation program effectively incorporates these principles, as illustrated by the following events and decisions:

•

In fiscal 2009 and 2010, economic and market factors led to significant losses for our Hog Production Group, which in turn resulted in losses at the corporate level. Consistent with our pay-for-performance philosophy, these losses led to many examples of annual and long-term incentive opportunities that did not pay out. Partly in response to these adverse economic and market conditions, management undertook a number of initiatives designed to improve our financial performance, including restructuring initiatives in the Pork Group and the Hog Production Group.

•

In fiscal 2011, the Company achieved record earnings, which led to larger than usual payouts under the executives’ annual incentive awards and the achievement of performance targets pursuant to certain of the executives’ long-term equity-based awards. This was the first time in three years that the corporate-level named executives received any payouts under their annual cash incentive awards and the first time in five years that they received payouts at the higher tier, which again illustrates our pay-for-performance philosophy. Of the total compensation earned by our named executive officers in fiscal 2011, almost 70% was subject to the satisfaction of performance conditions.

•

In fiscal 2010, the Compensation Committee established stock ownership guidelines for all members of management at the level of vice president and above. To assist management in meeting these guidelines, the Board of Directors approved a management stock purchase program under which officers can defer a portion of the payouts under their annual cash incentive awards beginning in fiscal 2012 and receive deferred shares of stock and a Company match in the form of deferred shares of stock. These ownership guidelines and stock purchase program are designed to further align our executives’ financial interests with those of our shareholders.

For a detailed description of our executive compensation policies and programs and how they are designed to motivate superior performance, we urge shareholders to read the Compensation Discussion and Analysis in this proxy statement, beginning on page 26, which includes an executive summary of Smithfield’s 2011 financial highlights and compensation decisions. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie Smithfield’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Recommendation

Our Board of Directors recommends that you vote “FOR” the above advisory resolution approving the compensation paid to our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY

OF THE SAY-ON-PAY VOTE

We are asking shareholders to vote, in an advisory manner, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers, such as Proposal 3 beginning on page 60 of this proxy statement. This advisory vote on frequency is required pursuant to Section 14A of the Exchange Act. By voting on this Proposal 4, shareholders may indicate whether they would prefer holding an advisory vote on executive compensation every one, two or three years. Shareholders who have no preference may also abstain from voting.

The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and we believe there is reasonable basis for each of the three options. Less frequency would encourage a more long-term, rather than short-term, analysis of our executive compensation programs and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. On the other hand, greater frequency provides shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board of Directors and the Compensation Committee the opportunity to evaluate individual compensation decisions and compensation program changes each year in light of the timely feedback from shareholders.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time. We understand that our shareholders may have different views as to what is the best approach for the Company and we look forward to hearing from you on this proposal.

Although the shareholders’ vote is advisory and is not binding on the Board of Directors, the Board of Directors will take into account the outcome of the vote when considering how frequently to hold “say-on-pay” votes. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to alter the frequency of advisory votes and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs. As required by the law as currently in effect, the Board will put the frequency issue before the shareholders for a new advisory vote at least once every six years.

Recommendation

While you have the opportunity to vote for every 1, 2 or 3 years, or abstain from voting on the frequency of say-on-pay votes, our Board of Directors recommends that you vote for a frequency of say-on-pay votes of EVERY ONE (1) YEAR.

PROPOSAL 5

SHAREHOLDER PROPOSAL

We have been advised that the California Public Employees’ Retirement System, P.O. Box 942708, Sacramento, CA 94229-2708 (owning 692,400 shares of common stock) intends to present the following resolution at the Annual Meeting of Shareholders. Your Board of Directors recommends a vote AGAINST this shareholder proposal. In accordance with applicable proxy statement regulations, the proposed resolution is set forth below exactly as submitted to us by the proponent. The Board of Directors and the Company accept no responsibility for the content of the proposal and disagree with certain characterizations made therein.

Proposal

RESOLVED, that the shareowners of Smithfield Foods, Inc. (“Company”) ask that the Company, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the Board at or prior to the 2011 annual meeting.

Supporting Statement

We believe that the ability to elect directors is one of the most important rights of shareowners. As a trust fund with approximately 1.6 million participants, and as the owner of approximately 692,400 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks that directors should be accountable to shareowners on an annual basis. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Directors of the Company so that each director nominee stands for re-election each year. We hope to eliminate the Company’s “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). CalPERS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance.

We seek to ensure the Company’s continued viability through this structural reorganization of the Board. If passed and implemented, shareowners might have the opportunity to register their views at each annual meeting—on performance of the Board as a whole and of each director as an individual.

CalPERS asks that you join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

Our Nominating and Governance Committee, composed entirely of independent directors, regularly evaluates corporate governance issues affecting the Company, including whether to maintain our current classified board structure. In its most recent review in connection with its consideration of this shareholder proposal, the Committee considered the history and purpose of the classified board structure, the current industry environment and the independent research that has been conducted on the effects of a classified board. After careful consideration, the Committee continues to believe that a classified board structure is in the best interests of our Company and its shareholders. Our Board concurs with this belief and recommends that you vote “AGAINST” this proposal. The reasons for the Board’s recommendation are set forth below.

Stability, Continuity and Experience.    The classified board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who are familiar with the Company, its business, and its long-term strategic goals. A classified board ensures that a majority of the directors at any time will have prior experience and in-depth knowledge of the Company and its strategic goals. With the standard three-year term, directors develop a more thorough understanding of the Company’s operations, benefit from ongoing experience and are more able to focus on the Company’s long-term strategies that are in the best interest of the Company and its shareholders. We believe these benefits of a staggered board are widely-recognized. In fact, the proponent itself has a classified board with directors serving four-year staggered terms.

Director Quality.    The classified board structure strengthens the ability of the Company to recruit high quality directors who are willing to make a significant commitment to the Company and its shareholders for the long term. It is particularly important that directors make the commitment to serve for a three-year term given the time required to properly understand the Company’s operations and its industry. Experienced directors who are knowledgeable about the Company’s business are better positioned to make decisions that are in the best interests of the Company and its shareholders. Given the current climate in which many qualified individuals are increasingly reluctant to serve on boards of public companies, the Company could be placed at a competitive disadvantage in recruiting qualified director candidates if their service on the Board could potentially be limited to a one-year period.

Enhanced Independence of the Board.    The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them from pressures from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The current classified board structure permits our directors to act independently and to focus on the long-term interests of the Company and its shareholders.

Accountability to Shareholders.    Our directors continue to be accountable to the Company and its shareholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to the Company and its shareholders, regardless of how often he or she stands for election. The Board has implemented broad measures to ensure accountability of its directors, including the adoption of Governance Guidelines that, among other things, provide for an annual self-assessment of the Board’s and its Committees’ performance, which is led by the Nominating and Governance Committee.

We believe that longer terms have not diminished the accountability of the Company’s directors, but instead have had the effect of encouraging the directors to consider the long-term effects of their decisions. As noted by the authors of the very study cited by the proponent, mechanisms such as a staggered board can produce beneficial effects by promoting investments in long-term projects and enabling managers to extract a higher acquisition premium in negotiated transactions. “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

Furthermore, the Company implemented majority voting in uncontested elections of directors starting in 2010. Under the terms of our Bylaws, any director failing to receive the favorable vote of a majority of the votes cast on his or her election is required to tender his or her resignation to the Board, which decides what action to take with respect to the tendered resignation. With a classified board, majority voting provides shareholders with an effective means of expressing any concerns they may have with the Board. However, if the Board were declassified, a successful “vote no” campaign could lead to the chaotic result of having all of the directors tender their resignations and then be the only persons with authority to consider each other’s resignation.

Protection Against Unfair and Abusive Takeover Practices.    A classified board reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the best interests of the Company’s shareholders. A classified board structure encourages such third parties to negotiate at arms’ length with the Board. Because only one-third of the Company’s directors are elected at any annual meeting of shareholders, at least two annual meetings would be required to effect a change-in-control of the board, giving the directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. The classified board structure does not prevent unsolicited takeover attempts, but it empowers the incumbent board to negotiate terms to maximize the value of the transaction to all shareholders.

There is significant empirical evidence that the classified board structure enhances shareholder value in the merger and acquisition context. Targeted companies with classified boards are acquired at an equivalent rate as companies without classified boards. However, the classified board structure improves the relative bargaining power of the target company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. As a result, shareholders of target companies with classified boards receive a larger proportional share of the total value gains from a merger. Becher, David A., Bates, Thomas W. and Lemmon, Michael L., Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control (September 2007). HKUST Business School Research Paper No. 07-05. Available at SSRN: http://papers.ssrn.com/sol3/papers.cfm?abstract_id=923408. The study concludes that a more circumspect policy approach be adopted by some governance practitioners and academics whose calls for the abolition of classified boards seem unwarranted and potentially damaging for shareholders.

Commitment to Effective Corporate Governance Practices.    The Board is concerned that certain comments in the proponent’s supporting statement may give shareholders the erroneous impression that we trail behind other companies in matters of corporate governance. This is not the case. The Board is committed to utilizing effective corporate governance practices and has adopted Governance Guidelines (a copy of which is available on our website at http://www.smithfieldfoods.com on the “Investors” page) that emphasize the commitment. Further, the Board, through its Nominating and Governance Committee, continually seeks to improve and enhance the Company’s corporate governance practices by reviewing our existing practices in light of those of our peers and the current corporate governance environment and retaining or implementing practices that it believes best serve the interests of the Company’s shareholders.

Examples of our commitment are clearly shown in actions that we have taken, including these more recent actions:

•	implementation of majority voting in uncontested elections of directors

•	we did not renew or replace our shareholder rights plan, which expired earlier this year

•	creation of the position of lead independent director in addition to the fact that our Chairman of the Board is not an executive officer

•	creation of our Sustainability, Community and Public Affairs Committee of the Board

Procedural Note

You should be aware that this is a non-binding proposal which requests that we take the steps necessary to declassify our Board. Under Virginia law, the action contemplated by this proposal, if it were to be implemented, would require an amendment to our Articles of Incorporation which must first be approved by our Board and then approved by the affirmative vote of the holders of at least two-thirds of our outstanding common shares at a subsequent shareholder meeting.

Recommendation

The Board of Directors of the Company believes that this shareholder proposal is not in the best interests of the Company and unanimously recommends that you vote “AGAINST” this proposal.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at our 2012 Annual Meeting must be received by Michael H. Cole, our Secretary, for inclusion in our proxy statement and form of proxy relating to that meeting by April 14, 2012 at the address shown below. Shareholders should refer to the SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

Other Shareholder Proposals

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia, 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice of such intent to Michael H. Cole, our Secretary, by delivery or by mail at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2012 Annual Meeting must be received (i) on or after May 1, 2012 and before June 1, 2012 if the annual meeting is to be held during the months of August and September, 2012 or (ii) with respect to any other annual meeting or special meeting for which the Board of Directors gives notice that directors are to be elected, the close of business on the tenth day following the date of public disclosure of the date of that meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of our directors, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in our proxy statement for such meeting) must give timely written notice of such intent to Michael H. Cole, our Secretary, at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2012 Annual Meeting must be received: (i) on or after May 1, 2012 and before June 1, 2012 if the annual meeting is to be held during the months of August and September, 2012; or (ii) with respect to any other annual meeting, the close of business on the tenth day following the date of public disclosure of the date of that annual meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in our proxy statement for the 2012 Annual Meeting, the persons named in the Board’s proxy for the 2012 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 1, 2011, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 21, 2011

The Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended May 1, 2011 are available at http://www.edcoumentview.com/SFD.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE
SECRETARY

August 12, 2011

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on September 21, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/SFD
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1,
FOR Proposals 2 and 3, for every ONE YEAR for Proposal 4, and AGAINST Proposal 5.

1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain	+
	01 - Margaret G. Lewis Three Year Term	☐	☐	☐	02 - David C. Nelson Three Year Term			☐	☐	☐	03 - Frank S. Royal, M.D. Three Year Term	☐	☐	☐
	04 - Richard T. Crowder Two Year Term	☐	☐	☐
					For	Against	Abstain						For	Against	Abstain
2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent auditors for the fiscal year ending April 29, 2012.				☐	☐	☐		3.	PROPOSAL to consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers.			☐	☐	☐
					1 Yr	2 Yrs	3 Yrs	Abstain					For	Against	Abstain
4.	PROPOSAL to consider and act on an advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers.				☐	☐	☐	☐	5.	SHAREHOLDER PROPOSAL regarding the declassification of the Board of Directors.			☐	☐	☐
									6.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
B	Non-Voting Items									BEFORE THE MEETING.
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below
Please sign exactly as name appears herein. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

01D15A

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SMITHFIELD FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Larry Pope and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on September 21, 2011 or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, FOR EVERY “ONE YEAR” FOR PROPOSAL 4 AND “AGAINST” PROPOSAL 5.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Please mark, sign, date and return the proxy card by using the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 21, 2011

The Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders and the

Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended May 1, 2011 are available at http://www.edocumentview.com/SFD.